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TABLE OF CONTENTS Prospectus Supplement

Title of Each Class to Be Registered	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

7.625% Fixed-to-Floating Rate Subordinated Notes due 2043	$402,500,000	(1)	$54,901	(2)

Guarantees of Subordinated Notes			—	(3)

(1)
Assumes that the underwriters' overallotment option is exercised in full.

(2)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3 filed with the Securities and Exchange Commission on May 13, 2010 (File No. 333-166797), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

(3)
No separate consideration will be paid in respect of the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to such guarantees.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-166797
333-166797-01
333-166797-02

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 13, 2010)

$350,000,000

NuStar Logistics, L.P.

7.625% Fixed-to-Floating Rate Subordinated Notes due 2043

Unconditionally and Irrevocably Guaranteed
by NuStar Energy L.P. and NuStar Pipeline Operating Partnership, L.P.

            The 7.625% Fixed-to-Floating Rate Subordinated Notes due 2043, which we refer to as the "Notes," issued by NuStar Logistics, L.P. will bear interest from the date they are issued to, but not including, January 15, 2018, at the annual rate of 7.625% of their principal amount, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2013, and thereafter will bear interest at an annual rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of 673.4 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018. The Notes will mature on January 15, 2043.

            We may elect to defer interest payments on the Notes on one or more occasions for up to five consecutive years as described in this prospectus supplement. Deferred interest will accumulate additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by law. Each of NuStar Energy L.P. and NuStar Pipeline Operating Partnership, L.P. will guarantee, on an unsecured and subordinated basis, payment of the principal of, premium, if any, and interest on the Notes.

            We may redeem the Notes in whole at any time or in part from time to time on or after January 15, 2018, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest thereon. In addition, we may redeem the Notes in whole at any time or in part from time to time prior to January 15, 2018 at a redemption price equal to the Make-Whole Redemption Price. We may also redeem the Notes in whole, but not in part, at any time prior to January 15, 2018, within 90 days (a) after the occurrence of a Tax Event at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest thereon or (b) after the conclusion of any review or appeal process initiated by us following the occurrence of a Rating Agency Event (so long as such Rating Agency Event is continuing at the time of redemption), at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest thereon, in each case as described in this prospectus supplement.

            We intend to apply to list the Notes on the New York Stock Exchange under the symbol "NSS." If the application is approved, we expect trading of the Notes on the New York Stock Exchange to commence within 30 days after the Notes are first issued.

            Investing in the Notes involves risks. Please read "Risk Factors" beginning on page S-17 of this prospectus supplement and on page 4 of the accompanying base prospectus.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public offering price(1)	$25.0000	$350,000,000
Underwriting discount(3)	$0.6485	$9,078,912.50
Proceeds, before expenses, to NuStar Logistics, L.P.	$24.3515	$340,921,087.50

(1)
Plus accrued interest from January 22, 2013 if settlement occurs after that date.

(2)
Assumes no exercise of the underwriters' over-allotment option described below.

(3)
Reflects $180,775,000 principal amount of Notes sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per Note and $169,225,000 principal amount of Notes sold to institutional investors, for which the underwriters received an underwriting discount of $0.50 per Note.

            We have granted the underwriters the option to purchase up to an additional $52,500,000 principal amount of Notes at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement solely to cover over-allotments, if any.

            The Notes will be ready for delivery in book-entry form only, through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about January 22, 2013.

Joint Book-Running Managers

CITIGROUP	RBC CAPITAL MARKETS	UBS INVESTMENT BANK	WELLS FARGO SECURITIES

Senior Co-Managers

BARCLAYS	CREDIT SUISSE	DEUTSCHE BANK SECURITIES
J.P. MORGAN	RAYMOND JAMES	STIFEL NICOLAUS WEISEL

Co-Managers

BB&T CAPITAL MARKETS	BNP PARIBAS	COMERICA SECURITIES
GOLDMAN, SACHS & CO.	MLV & CO.	PNC CAPITAL MARKETS LLC

The date of this Prospectus Supplement is January 14, 2013.

NuStar

Canada
Mexico
WA
OR
CA
NV
ID
MT
WY
UT
CO
AZ
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
ME
NH
MA
CT
NJ
DE
MD
Tacoma
Vancouver (2)
Portland
Selby
Pittsburg
Benicia
Stockton
Los Angeles
Rawlins
Denver
Colorado Springs
Cheyenne Wells
Phillipsburg
Concordia
Salina
Hutchinson
Hooker
Clawson
Catoosa
Rosario
Albuquerque
Amarillo
Dixon
Wasson
Ringgold
Wichita Falls
Southlake
Alamogordo
Abernathy
Lubbock
El Paso
San Antonio East
San Antonio South
Houston
Pettus
Hobby
Texas City (2)
Placedo
Laredo
Nuevo Laredo
Corpus Christi
Edinburg
Harlingen
Brownsville
Burgos Basin (PEMEX)
Mandan
BNRR
Jamestown (North)
Jamestown (East)
Moorhead
Sauk Centre
Twin Cities (Roseville)
Aberdeen
Wolsey
Mitchell
Sioux Falls
Rock Rapids
Milford
Yankton
Le Mars
Norfolk
Council Bluffs
Columbus
North Platte
Osceola
Geneva
Blue Island
Indianapolis
Chickasaw North
Chickasaw South
St. James
Mobile
Blakely Island
Savannah
Jacksonville
Wilmington (2)
Baltimore
Andrews AFB
Dumfries
Piney Point
Hopewell
Newport News
Virginia Beach
Chesapeake
Salisbury
Bronx (2)
Perth Amboy
New Haven
Linden (2)
Gloucester City
Paulsboro
Point Tupper
LEGEND
Headquarters/International Office
NuStar Energy L.P. Refined Product Terminals
Crude Oil Storage Facilities
Crude Oil Storage Tanks
Asphalt Refinery (50% Working Interest)
Origin/Termination Points
Central West Crude Oil Pipelines System
Central West Refined Products Pipelines System
Single-Use Refined Product Pipelines
North Refined Products Pipelines System
East Refined Products Pipelines System
Ammonia Pipelines System
Norway
Scotland
Grangemouth
Glasgow
Belfast
Ireland
Runcorn
Eastham
England
Grays
Amsterdam
Denmark
Germany
Belgium
France
Ukraine
Russia
Romania
Bulgaria
Georgia
Turkey
Mersin
Syria
Iraq
Iran
Caribbean
Netherlands
St. Eustatius

Prospectus Supplement

Prospectus

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this Notes offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the Notes offering varies between the prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

          We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell the Notes offered hereby under circumstances and in jurisdictions where it is unlawful to do so. The information contained in this prospectus and in the documents incorporated by reference herein is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering of Notes. Please read "Risk Factors" beginning on page S-17 of this prospectus supplement, page 4 of the accompanying base prospectus and in NuStar Energy L.P.'s Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission ("SEC") for information regarding risks you should consider before making a decision to purchase Notes in this offering.

          NuStar Energy L.P. ("NuStar Energy") conducts substantially all of its business through its operating subsidiaries, NuStar Logistics, L.P. ("NuStar Logistics"), NuStar Pipeline Operating Partnership L.P. ("NuPOP") and their respective subsidiaries. Accordingly, in the sections of this prospectus supplement that describe the business of NuStar Energy and its subsidiaries, unless the context otherwise indicates, references to "NuStar Energy" refer to NuStar Energy, together with its subsidiaries, including NuStar Logistics and NuPOP. In the sections of this prospectus supplement that describe the Notes, including "Summary — The Offering" and "Description of the Notes," unless the context otherwise indicates, references to "us," "we," "our" and like terms refer to NuStar Logistics and do not include any of its subsidiaries or its affiliates. In other sections, unless the context otherwise indicates, "NuStar Energy" and "Parent Guarantor" refer to NuStar Energy and not its subsidiaries and "NuPOP" and "Affiliate Guarantor" refer to NuPOP and not its subsidiaries or affiliates. NuStar Logistics is the borrower on substantially all of the consolidated company's credit facilities and is the issuer of an aggregate of $1,279.9 million of senior notes, all of which are fully and unconditionally guaranteed by each of NuStar Energy and NuPOP, and NuPOP is the issuer of an aggregate of $250.0 million of senior notes, all of which are fully and unconditionally guaranteed by each of NuStar Energy and NuStar Logistics. All financial results presented in this prospectus supplement are those of NuStar Energy and its subsidiaries, including NuStar Logistics and NuPOP, on a consolidated basis.

          The Notes are solely obligations of NuStar Logistics and are fully and unconditionally guaranteed by each of NuStar Energy and NuPOP.

 NuStar Logistics, L.P.

          NuStar Logistics, L.P. is a wholly owned subsidiary of NuStar Energy L.P. (NYSE: NS), a publicly traded master limited partnership organized in 1999 under the laws of the State of Delaware. The Notes issued by NuStar Logistics will be guaranteed by each of NuStar Energy, as parent guarantor, and NuPOP, as affiliate guarantor. NuStar Energy and its subsidiaries are primarily engaged in the terminalling and storage of petroleum products and the transportation of petroleum products and anhydrous ammonia. NuStar Energy's sources of revenue include:

  •
  tariffs for transporting crude oil, refined products and anhydrous ammonia through NuStar Energy's pipelines;

  •
  fees for the use of NuStar Energy's terminals and storage tanks and related ancillary services; and

  •
  sales of refined petroleum products.

          As of September 30, 2012, NuStar Energy's assets included:

  •
  61 terminal and storage facilities providing approximately 83.0 million barrels of storage capacity;

  •
  approximately 5,480 miles of common carrier refined product pipelines with 21 associated terminals providing storage capacity of 4.5 million barrels and two tank farms providing storage capacity of 1.2 million barrels;

  •
  2,000 miles of anhydrous ammonia pipelines;

  •
  953 miles of crude oil pipelines with associated storage capacity of 1.9 million barrels;

  •
  a fuels refinery with a throughput capacity of 14,500 barrels per day; and

  •
  a 50% interest in a joint venture with an affiliate of Lindsey Goldberg LLC that owns two asphalt refineries with a combined throughput capacity of 104,000 barrels per day and associated storage capacity of 5.0 million barrels.

Storage Segment

          NuStar Energy's storage segment includes terminals and storage facilities that provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids, including crude oil and other feedstocks. In addition, NuStar Energy's terminals located on the island of St. Eustatius in the Caribbean and Point Tupper, Nova Scotia provide services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services. As of September 30, 2012, we owned and operated:

  •
  49 terminal and storage facilities in the United States, with a total storage capacity of approximately 51.3 million barrels;

  •
  a terminal on the island of St. Eustatius with a tank capacity of 13.4 million barrels and a transshipment facility;

  •
  a terminal located in Point Tupper with a tank capacity of 7.7 million barrels and a transshipment facility;

  •
  six terminals located in the United Kingdom and one terminal located in Amsterdam, the Netherlands, having a total storage capacity of approximately 9.0 million barrels;

  •
  a 75% interest in two terminals in Turkey with a total storage capacity of 1.3 million barrels; and

  •
  a terminal located in Nuevo Laredo, Mexico.

          Revenues for the storage segment include fees for tank storage agreements, in which a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage lease revenues), and throughput agreements, in which a customer pays a fee per barrel for volumes moving through our terminals (throughput revenues). NuStar Energy's terminals also provide blending, additive injections, handling and filtering services. NuStar Energy charges a fee for each barrel of crude oil and certain other feedstocks that it delivers to Valero Energy Corporation's Benicia, Corpus Christi West and Texas City refineries from its crude oil storage tanks.

Transportation Segment

          NuStar Energy's pipeline operations consist of the transportation of refined petroleum products, crude oil and anhydrous ammonia. As of September 30, 2012, we owned and operated:

  •
  refined product pipelines in Texas, Oklahoma, Colorado and New Mexico with an aggregate length of 3,130 miles originating at Valero Energy Corporation's McKee, Three Rivers and Corpus Christi refineries and terminating at certain of our terminals, or connecting to third-party pipelines or terminals for further distribution, including a 25-mile hydrogen pipeline (collectively, the Central West System);

  •
  a 1,910-mile refined product pipeline originating in southern Kansas and terminating at Jamestown, North Dakota, with a western extension to North Platte, Nebraska and an eastern extension into Iowa (the East Pipeline);

  •
  a 440-mile refined product pipeline originating at Tesoro Corporation's Mandan, North Dakota refinery and terminating in Minneapolis, Minnesota (the North Pipeline);

  •
  crude oil pipelines in Texas, Oklahoma, Kansas, Colorado and Illinois with an aggregate length of 953 miles and crude oil storage facilities providing 1.9 million barrels of storage capacity in Texas, Oklahoma and Colorado that are located along the crude oil pipelines; and

  •
  a 2,000-mile anhydrous ammonia pipeline originating at the Louisiana delta area that travels north through the midwestern United States forking east and west to terminate in Nebraska and Indiana (the Ammonia Pipeline).

          The East and North Pipelines also include 21 terminals providing storage capacity of 4.5 million barrels, and the East Pipeline includes two tank farms providing storage capacity of 1.2 million barrels. NuStar Energy charges tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in its refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.

Asphalt and Fuels Marketing Segment

          As of September 30, 2012, the asphalt and fuels marketing segment included NuStar Energy's asphalt operations, fuels marketing operations and a fuels refinery in San Antonio, Texas.

          Effective January 1, 2013, NuStar Energy sold the San Antonio refinery, as described below under "— Recent Developments — Sale of San Antonio Refinery." Additionally, on September 28, 2012, NuStar Energy sold 50% of its interest in NuStar Asphalt LLC (Asphalt JV) to an affiliate of Lindsay Goldberg LLC (Lindsay Goldberg). Asphalt JV owns and operates asphalt refining assets, including asphalt refineries located in Paulsboro, New Jersey and Savannah, Georgia (collectively, the Asphalt Operations). NuStar Energy and Lindsay Goldberg each have a 50% voting interest in Asphalt JV. Upon closing of the sale to Lindsay Goldberg, NuStar Energy deconsolidated Asphalt JV and started reporting its investment in Asphalt JV as "Investment in joint ventures" on its consolidated balance sheet. Because of NuStar Energy's continued involvement with Asphalt JV, NuStar Energy has not presented the results of operations for the Asphalt Operations prior to closing as discontinued operations.

          The results of operations for the asphalt and fuels marketing segment depend largely on the margin between the cost of crude oil and the sales price of the products NuStar Energy markets. Therefore, the results of operations for this segment are more sensitive to changes in commodity prices compared to the operations of the storage and transportation segments. NuStar Energy enters into derivative contracts to attempt to mitigate the effect of commodity price fluctuations on its operations.

Business Strategies

          Our business strategy is to increase per unit cash distributions to our partners through:

  •
  continuous improvement of our operations by improving safety and environmental stewardship, cost controls and asset reliability and integrity;

  •
  internal growth through enhancing the utilization of our existing assets by expanding our business with current and new customers as well as investments in strategic expansion projects;

  •
  external growth from acquisitions that meet our financial and strategic criteria;

  •
  identification of non-core assets that do not meet our financial and strategic criteria and evaluation of potential dispositions; and

  •
  complementary operations such as our fuels marketing operations, which provide us the opportunity to optimize the use and profitability of our assets.

Competitive Strengths

          We believe we are well positioned to execute our business strategies successfully because of the following competitive strengths:

  •
  our ability to grow and expand our customer base through internal growth capital expenditures and acquisitions;

  •
  the strategic location of our assets in areas with high demand for our services and products;

  •
  the geographic diversity of our assets, which encompass important aspects of crude oil and refined product storage and transportation;

  •
  the extensive industry experience of our senior management team and our board of directors ; and

  •
  our established reputation in the petroleum industry as a reliable and cost-effective operator, and the expected benefits we and our customers will receive from our scale and operational expertise.

          We regularly consider and enter into discussions regarding potential acquisitions. While there are currently no unannounced purchase agreements for the acquisition of any material business or assets, such transactions can be effected quickly and may occur at any time.

Recent Developments

Sale of San Antonio Refinery

          Effective on January 1, 2013, NuStar Energy closed on the sale of its San Antonio refinery and related assets, including a terminal in Elmendorf, Texas and a pipeline connecting the terminal and refinery, to Calumet Specialty Products Partners, L.P. for $100 million, plus closing date inventory of approximately $15 million. NuStar Energy will present the results of operations for the San Antonio refinery and related assets prior to closing as discontinued operations.

          NuStar Energy sold the refinery as part of its strategic redirection away from the earnings volatility associated with the margin-based refining business in order to further grow its more stable, fee-based pipeline and storage operations through internal growth projects and acquisitions, especially in the Eagle Ford Shale region and other U.S. shale plays, where NuStar Energy already has extensive pipeline and storage operations. NuStar Energy intends to use proceeds from the transaction to fund the growth of those fee-based pipeline and storage operations.

          The purchase agreement for the refinery contains customary representations, warranties and covenants for a transaction of this type in the industry and post-closing indemnification obligations for, among other matters, breaches of representations and warranties and certain retained and assumed obligations.

TexStar Acquisition

          On December 13, 2012, NuStar Logistics completed its acquisition of the Crude Oil Assets (as defined below) from TexStar Crude Oil Services, LP, TexStar Crude Oil Pipeline, LP, TexStar Midstream

Utility, LP, TexStar Midstream Transport, LP, TexStar Midstream Services, LP and Frio LaSalle Pipeline, LP (collectively, the Sellers). The Crude Oil Assets consisted of:

  •
  approximately 140 miles of crude oil pipelines and gathering lines that are currently under construction and upon completion will have throughput capacity of 100,000 barrels per day; and

  •
  five terminals and storage facilities providing 643,400 barrels of storage capacity, a portion of which is still under construction.

          The purchase price for the Crude Oil Assets was approximately $325.0 million, which NuStar Logistics funded with borrowings under its revolving credit agreement. In addition, we expect to spend approximately $75 million of growth capital to complete construction of some of the crude gathering lines and terminal facilities, which we expect to fund with borrowings under our revolving credit agreement.

          Pursuant to the purchase agreement, NuStar Logistics also agreed to purchase 38 miles of natural gas liquids (NGL) Y-grade pipeline and two fractionators with a combined capacity of 57,000 barrels per day (the NGL Assets) for approximately $100.0 million, subject to certain purchase price adjustments. The acquisition of the NGL Assets is expected to close in the first quarter of 2013, subject to certain closing conditions and the Sellers' reaching certain milestones with respect to the development of the NGL Assets. After the acquisition is closed we expect to spend approximately $330 million of growth capital to complete certain pipeline connections and construction of two dismantled fractionators. We expect to fund the purchase price for the NGL Assets and the associated growth capital with borrowings under our revolving credit agreement.

          The purchase agreement for both sets of assets contains customary representations, warranties and covenants for a transaction of this type in the industry and post-closing indemnification obligations for, among other matters, breaches of representations and warranties and certain retained and assumed obligations.

Updated Trends and Outlook

Storage Segment

          For the fourth quarter of 2012, NuStar Energy estimates that the storage segment continued to benefit from internal growth projects completed in 2011 as well as those completed in 2012, mainly at the St. James, Louisiana terminal. However, fourth quarter 2012 earnings are expected to be lower than the fourth quarter of 2011 as the expected additional earnings from those completed projects should be offset by lower vessel calls, higher maintenance costs at several of NuStar Energy's terminal facilities and approximately $10 million in cancelled capital project costs. Overall, NuStar Energy expects the full year 2012 earnings for the storage segment to exceed 2011.

          NuStar Energy expects 2013 results in the segment to be higher than 2012. The segment is expected to benefit from tank expansion projects completed in early 2013 at our St. Eustatius terminal in the Caribbean as well as our St. James, Louisiana terminal. Reduced proceeds from a profit-sharing agreement at one of our terminal facilities are expected to partially offset the benefits of these expansion projects.

Transportation Segment

          NuStar Energy expects earnings of the transportation segment for the fourth quarter and the full year 2012 to be higher as compared to the same periods in 2011. Earnings for this segment benefitted from higher throughputs related to the pipeline expansion projects completed in 2011 and in July and October of 2012 that serve Eagle Ford Shale production. The fourth quarter also benefitted from the tariff increase in the third quarter of 2012 on NuStar Energy's pipelines regulated by the Federal Energy Regulatory Commission.

          For 2013, NuStar Energy anticipates earnings for the transportation segment to be higher than 2012. Increased crude oil pipeline throughputs as a result of the Eagle Ford pipeline expansion projects completed in 2012 and benefits from the TexStar Acquisition should contribute to higher earnings.

Asphalt and Fuels Marketing Segment

          NuStar Energy completed the sale of 50% of the Asphalt Operations in the third quarter of 2012. Upon closing of the sale, NuStar Energy deconsolidated the Asphalt Operations and prospectively reports its remaining investment using the equity method of accounting. Because of NuStar Energy's ongoing involvement with the Asphalt Operations, it will not report its historic results of operations as discontinued operations. Therefore, NuStar Energy's future results of operations for this segment, subsequent to deconsolidation, will not be comparable to the corresponding prior periods.

          As mentioned in the Recent Developments section, effective on January 1, 2013, NuStar Energy closed on the sale of its San Antonio refinery and related assets. NuStar Energy will present the results of operations for the San Antonio refinery and related assets prior to closing as discontinued operations.

          Fourth quarter 2012 results for the asphalt and fuels marketing segment, which now only includes the results of NuStar Energy's fuels marketing operations, are expected to be higher than fourth quarter 2011 mainly due to losses sustained by the Asphalt Operations in 2011 that will no longer be reported as part of this segment.

NuStar Energy Consolidated Fourth Quarter 2012 Earnings Estimates

          NuStar Energy expects to report a loss in the range of $0.15 to $0.25 per unit applicable to limited partners in the fourth quarter of 2012 largely due to the partnership recording approximately $40 million of expense items that were not reflected in previous fourth quarter 2012 earnings guidance. Approximately $20 million of these expenses relate to unwinding hedges that were in place to hedge a portion of the San Antonio refinery's future refined products production. As mentioned in the Storage Segment outlook, another approximately $10 million relates to cancelled capital project costs. The remaining approximately $10 million relates primarily to employee benefit expenses associated with the Asphalt JV and lease buyout expenses for our previous corporate office location. Assuming these expense items are excluded, anticipated fourth quarter 2012 adjusted earnings per unit applicable to limited partners would have been in the range of $0.25 to $0.35.(1)

(1)
NuStar Energy L.P. utilizes a financial measure, adjusted earnings per unit applicable to limited partners, that is not defined in United States generally accepted accounting principles. Management believes that this measure provides investors an enhanced perspective of the operating performance of the partnership's assets. Adjusted earnings per unit applicable to limited partners is not intended nor presented as an alternative to net income. Adjusted earnings per unit applicable to limited partners should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of estimated earnings (loss) per unit applicable to limited partners to projected adjusted earnings per unit applicable to limited partners:

Three Months Ended December 31, 2012
(Unaudited)
Estimated earnings (loss) per unit applicable to limited partners range	($0.15 - 0.25)
Plus the estimated earnings per unit impact for the following:
Losses on refined product hedges unwound as a result of the San Antonio refinery sale	0.25
Write-off of costs resulting from the cancellation of some internal growth capital projects	0.13
Employee benefits expenses related to the Asphalt JV and the lease buyout expenses for our previous corporate office	0.12

Estimated adjusted earnings per unit applicable to limited partners range	$0.25 - 0.35

          NuStar Energy's outlook may change depending on, among other things, crude oil prices, the state of the economy, changes to refinery maintenance schedules and other factors that affect overall demand for the products NuStar Energy stores, transports and sells as well as changes in commodity prices for the products it markets.

          The updated outlook set forth above constitutes management's best estimate based on current and anticipated market conditions and other factors. While NuStar Energy believes that these estimates and assumptions are reasonable, estimates are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those NuStar Energy anticipates, as set forth under "Forward-looking statements."

Partnership Structure and Management

Management

          NuStar Energy's operations are conducted through its wholly owned subsidiaries, NuStar Logistics and NuPOP. The executive officers of NuStar GP LLC, the general partner of NuStar Energy's general partner, manage NuStar Energy's business, operations and activities.

Principal Executive Offices and Internet Address

          Our principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and our telephone number is (210) 918-2000. Our website is located at http://www.nustarenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

 Organizational Structure

          The following chart depicts our organizational structure at December 31, 2012.

The Offering

Issuer	NuStar Logistics
Securities Offered	$350,000,000 (or $402,500,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of 7.625% Fixed-to-Floating Rate Subordinated Notes due 2043.
Guarantors
Each of NuStar Energy, as Parent Guarantor, and NuPOP, as Affiliate Guarantor (collectively, the "Guarantors"), will guarantee, jointly and severally, on an unsecured and subordinated basis, payment of the principal of, premium, if any, and interest on the Notes. NuPOP will be released from its guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including NuStar Logistics, under any bank credit facility or public debt instrument.
Maturity	January 15, 2043.
Interest Rate; Fixed Rate Period; Floating Rate Period
The Notes will bear interest from the date of issuance to but not including January 15, 2018, which we refer to as the "Fixed Rate Period," at an annual rate of 7.625% of their principal amount, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2013, and thereafter, which we refer to as the "Floating Rate Period," at an annual rate equal to the sum of the Three-Month LIBOR Rate (as defined in "Description of the Notes — Determining the Floating Rate; Calculation Agent") for the related interest period plus a spread of 673.4 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018, unless payment is deferred as described below.

For a more complete description of interest payable on the Notes, please read "Description of the Notes — Interest Rate and Interest Payment Dates" and "Description of the Notes — Determining the Floating Rate; Calculation Agent."
Optional Deferral of Interest
We may defer interest payments on the Notes, from time to time, for one or more periods (each, an "Optional Deferral Period") of up to five consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the Notes, and we may choose to declare such moratorium on more than one occasion. We may not defer interest payments on or after the maturity date or any earlier date of redemption in full of the Notes.

Deferred interest not paid on an interest payment date will, to the extent permitted by applicable law, bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes compounded quarterly, as described under "Description of the Notes — Interest Rate and Interest Payment Dates." We refer to such deferred interest and the interest accrued thereon collectively as "Deferred Interest." No interest will be due and payable on the Notes until the end of an Optional Deferral Period, except upon a redemption of the Notes during such Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all Deferred Interest and all interest accrued on the Notes since the immediately preceding interest payment date (which we refer to as "Current Interest"). Once we pay all Deferred Interest resulting from our optional deferral and all Current Interest, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period.
We have no current intention of deferring interest payments on the Notes.
Distribution Stopper	During any Optional Deferral Period, subject to certain exceptions:

•

NuStar Energy will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of NuStar Energy's equity securities, nor will NuStar Energy permit any of its majority-owned subsidiaries to purchase any of NuStar Energy's equity securities;

•

neither we nor NuPOP (to the extent NuPOP is a guarantor) will declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our or NuPOP's equity securities, as applicable;

•

neither we, nor the Guarantors, will make, and we and the Guarantors will cause our respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our or the Guarantors' debt securities (including debt securities similar to the Notes) or other indebtedness that contractually rank equally with or junior to the Notes or the Guarantees, as applicable; and

•

neither we, nor the Guarantors, will make, and we and the Guarantors will cause our respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes or the Guarantees, as applicable.

The foregoing is subject to the exceptions described under "Description of the Notes — Distribution Stopper."
Subordination and Ranking
Our payment obligations under the Notes will be unsecured and will, to the extent provided in the Indenture (as defined in this prospectus supplement), be subordinated in right of payment and upon liquidation to the prior payment in full of all of our present and future Senior Indebtedness (as defined under "Description of the Notes — Subordination"). The Notes will rank senior in right of payment to all of our present and future equity securities.
The Indenture does not limit the amount of additional indebtedness that we or any guarantor may incur, including debt that ranks senior in priority of payment to or pari passu with the Notes.

We and the Guarantors conduct a significant amount of operations through subsidiaries and a significant amount of our and the Guarantors' assets include ownership interests in such entities. Holders of the Notes will have a junior position to claims of creditors of our and the Guarantors' subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders.
Guarantee
Each Guarantor will, jointly and severally, fully and unconditionally guarantee on an unsecured and subordinated basis (the "Guarantee") the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (subject to our right to defer interest as set forth under "Description of the Notes — Optional Deferral of Interest"), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise, as described under "Description of the Notes — Guarantees." The Guarantees will, to the extent provided in the Indenture, be subordinated in right of payment and upon liquidation to the prior payment in full of all of such Guarantor's present and future Senior Indebtedness. As of September 30, 2012, NuStar Energy's consolidated Senior Indebtedness was $2.0 billion, which includes NuStar Logistics' and NuPOP's Senior Indebtedness and NuStar Energy's guarantees of NuStar Logistics' and NuPOP's Senior Indebtedness.
Optional Redemption	We may redeem the Notes before their maturity as follows:
• in whole at any time or in part from time to time, on or after January 15, 2018, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest thereon;

•

in whole at any time or in part from time to time, prior to January 15, 2018, at a redemption price equal to the Make-Whole Redemption Price (as defined in "Description of the Notes — Optional Redemption"); or

•

in whole, but not in part, at any time prior to January 15, 2018, within 90 days (a) after the occurrence of a Tax Event (as defined in "Description of Notes — Optional Redemption") at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest thereon or (b) after the conclusion of any review or appeal process initiated by us following the occurrence of a Rating Agency Event (as defined in "Description of Notes — Optional Redemption") (so long as such Rating Agency Event is continuing at the time of redemption), at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest thereon.

For a more complete description of the redemption provisions of the Notes, please read "Description of the Notes — Optional Redemption."
Events of Default	The following will be events of default under the Indenture governing the terms of the Notes, as described in more detail under "Description of the Notes — Events of Default":
• the failure to pay principal or any applicable make-whole payment on the Notes when due;

•

the failure to pay accrued and unpaid interest when due and payable that continues for 30 days, subject to the right to defer interest payments as described in "Description of the Notes — Optional Deferral of Interest;"

• certain events of bankruptcy, insolvency or reorganization involving us; or

•

any Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding; provided, however, the release of NuPOP from its Guarantee under certain circumstances described under "Description of the Notes — Guarantees" will not constitute an Event of Default.

Reopening of the Series
We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes, except for issue date, issue price and, if applicable, first interest payment date. Any such additional notes may, together with the Notes, constitute a single series of securities.

Use of Proceeds	We expect to receive aggregate net proceeds from the sale of the Notes of approximately $340.6 million (or $391.5 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and other offering expenses payable by us. We intend to use the net proceeds of this offering for general partnership purposes, including repayment of outstanding borrowings under our revolving credit facility, which we may re-borrow to pay for a portion of the purchase price of the TexStar NGL Assets or growth capital associated with the TexStar Acquisition. Please read "Summary — Recent Developments — TexStar Acquisition."

Affiliates of all of the underwriters are lenders under our revolving credit facility and, in that respect, will receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our revolving credit facility. Please read "Underwriting."
Material U.S. Federal Income Tax Considerations
If we elect to defer interest on the Notes, the holders of the Notes will be required to accrue income for U.S. federal income tax purposes in the amount of the accumulated interest payments on the Notes, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers. Please read "Material U.S. Federal Income Tax Considerations."
Risk Factors
Investing in the Notes involves certain risks. You should carefully consider the risk factors discussed under the heading "Risk Factors" beginning on page S-17 of this prospectus supplement and on page 4 of the accompanying base prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus before deciding to invest in the Notes.
Book-Entry Form/Denominations
The Notes will be issued in denominations of $25 and integral multiples in excess thereof in book-entry form and will be represented by a permanent global certificate deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, societe anonyme, or Euoroclear Bank S.A./N.V., as operator of the Euroclear System (in Europe). Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

Listing	We intend to apply to list the Notes on the New York Stock Exchange under the symbol "NSS." If the application is approved, we expect trading of the Notes on the New York Stock Exchange to commence within 30 days after the Notes are first issued.
Trustee	Wells Fargo Bank, National Association.
Governing Law	The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

NuStar Energy Summary Consolidated Historical Financial and Operating Data

          The following tables set forth, for the periods and at the dates indicated, summary consolidated historical financial and operating data for NuStar Energy. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2011 are derived from and should be read in conjunction with the audited consolidated financial statements of NuStar Energy that are incorporated by reference into this prospectus supplement. The summary historical income statement and balance sheet data for the nine months ended September 30, 2011 and 2012 are derived from and should be read in conjunction with the unaudited consolidated financial statements of NuStar Energy that are incorporated by reference into this prospectus supplement.

	NuStar Energy Historical
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(Dollars in thousands, except per unit amounts)
Statement of Income Data:
Revenues:
Service revenues	$745,349	$791,314	$825,938	$608,689	$636,548
Product sales	3,110,522	3,611,747	5,749,317	4,039,461	4,745,815

Total revenues	3,855,871	4,403,061	6,575,255	4,648,150	5,382,363
Costs and expenses:
Costs of product sales	2,883,187	3,350,429	5,460,520	3,797,424	4,638,011
Operating expenses	458,892	486,032	529,002	390,480	403,348
General and administrative expenses	94,733	110,241	103,453	69,833	75,276
Depreciation and amortization	145,743	153,802	168,286	124,354	129,943
Asset impairment loss	—	—	—	—	249,646
Goodwill impairment loss	—	—	—	—	22,132
Gain on legal settlement	—	—	—	—	(28,738)

Total costs and expenses	3,582,555	4,100,504	6,261,261	4,382,091	5,489,618

Operating income (loss)	273,316	302,557	313,994	266,059	(107,255)
Equity in earnings from joint ventures	9,615	10,500	11,458	6,997	3,816
Interest expense, net	(79,384)	(78,280)	(83,681)	(62,644)	(71,037)
Other income (expense), net	31,859	15,934	(3,291)	(5,699)	(21,384)

Income (loss) before income tax expense	235,406	250,711	238,480	204,713	(195,860)
Income tax expense	10,531	11,741	16,879	13,311	20,354

Net income (loss)	224,875	238,970	221,601	191,402	(216,214)
Net income (loss) per unit applicable to limited partners	$3.47	$3.19	$2.78	$2.49	$(3.40)

Weighted average limited partner units outstanding	55,232,467	62,946,987	65,018,301	64,611,181	71,302,538

Balance sheet data:
Total assets	$4,774,673	$5,386,393	$5,881,190	$5,848,148	$5,363,884
Total debt	1,849,763	2,137,080	2,293,030	2,525,655	2,036,406
Total partners' equity	2,484,968	2,702,700	2,864,335	2,525,049	2,672,099

	NuStar Energy Historical
	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2009	2010	2011	2011	2012
	(Dollars in thousands, except per unit amounts)
Other financial data:
Net cash provided by operating activities	$180,582	$362,500	$94,468	$101,871	$271,879
Net cash used in investing activities	(167,705)	(300,215)	(443,254)	(352,655)	(22,030)
Net cash (used in) provided by financing activities	(2,672)	56,266	186,721	131,878	(163,362)
Selected operating income (loss) by segment:
Storage	$171,245	$178,947	$193,395	$140,322	$160,696
Transportation	139,869	148,571	145,613	102,808	111,418
Asphalt and fuels marketing	60,629	90,861	85,229	97,689	(323,996)
Consolidation and intersegment eliminations	1,170	276	(52)	(16)	(48)

Total segment operating income (loss)	372,913	418,655	424,185	340,803	(51,930)
General and administrative expenses	(94,733)	(110,241)	(103,453)	(69,833)	(75,276)
Other depreciation and amortization expense	(4,864)	(5,857)	(6,738)	(4,911)	(5,492)
Other asset impairment loss	—	—	—	—	(3,295)
Gain on legal settlement	—	—	—	—	28,738

Total operating income (loss)	$273,316	$302,557	$313,994	$266,059	$(107,255)

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth NuStar Energy's ratio of earnings to fixed charges for the periods indicated.

						For the Nine Months Ended September 30, 2012
	For the Year Ended December 31,
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	2.6x	3.2x	3.3x	3.4x	3.1x	(a	)

(a)
For the nine months ended September 30, 2012, earnings were insufficient to cover fixed charges by $199.1 million. The deficiency included the effect of $271.8 million of impairment losses mainly resulting from the write-down of the carrying value of our long-lived assets related to our asphalt operations, including fixed assets, goodwill, intangible assets and other long-term assets.

          For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

RISK FACTORS

          Before you make a decision to invest in the Notes, you should read the risk factors discussed below. You should also read and consider the risks, uncertainties and factors that are discussed on page 4 of the accompanying base prospectus and in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011 that are incorporated herein by reference, together with all the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference in evaluating an investment in our Notes.

Risks Related to the Notes

We may elect to defer interest payments on the Notes at our option for one or more periods of up to five consecutive years without causing an Event of Default. This may affect the market price of the Notes.

          We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for one or more periods of up to five consecutive years, as described under "Description of the Notes — Optional Deferral of Interest." If we exercise this option, you will not receive any current cash payment on your investment in the Notes during such deferral period. So long as we are otherwise in compliance with our obligations, you will have no remedies against us for nonpayment on the Notes unless we fail to pay all Deferred Interest (including compound interest) at the end of the Optional Deferral Period or the final repayment date. While we defer interest, NuStar Energy will not be permitted to make distributions to its unitholders, which will have an adverse effect on our financial condition.

          If we defer interest payments or the market perceives that we are likely to defer interest payments, you may be unable to sell your Notes at a price that reflects the value of Deferred Interest or the face amount of your Notes. To the extent a trading market develops for the Notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Notes at those times, either at a price that reflects the value of required payments under the Notes or at all. As a result of the existence of our deferral right, the market price of the Notes may be more volatile than the market prices of other securities that are not subject to optional deferrals.

We will not be able to pay Current Interest on the Notes until we have paid all Deferred Interest, which could have the effect of extending interest deferral periods.

          We will be prohibited from paying Current Interest on the Notes until we have paid all Deferred Interest on the Notes, even if we have cash available from other sources. As a result, we will not be able to pay Current Interest on the Notes, even if we have funds available to pay such Current Interest, if we do not have available funds to pay all Deferred Interest.

The Notes are subordinated to substantially all of our Senior Indebtedness, and the Indenture for the Notes does not limit the amount of indebtedness we may issue that ranks senior to the Notes.

          Our payment obligations under the Notes are unsecured and subordinated and rank junior in right of payment to all of our current and future Senior Indebtedness, as defined under "Description of the Notes — Subordination." We cannot make any payments on the Notes if we have defaulted on a payment of Senior Indebtedness and do not cure the default within the applicable grace period, or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full.

          As a result of the subordination provisions discussed in "Description of the Notes — Subordination," in the event of our insolvency, we cannot make any payments on the Notes until we pay our Senior Indebtedness in full. As a result of those payments, holders of the Notes may recover less, ratably, than the holders of our Senior Indebtedness.

          The Indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or equal with the Notes. At September 30, 2012, NuStar Energy's consolidated indebtedness that is senior to the Notes totaled approximately $2.0 billion. As discussed below, the Notes will also be effectively subordinated to all of our and the Guarantors' subsidiaries' existing and future indebtedness and other obligations.

NuStar Energy's and NuPOP's Guarantees of the Notes are subordinated to all of their respective Senior Indebtedness.

          NuStar Energy's and NuPOP's respective Guarantee of the Notes are subordinated and rank junior in right of payment to all of their current and future Senior Indebtedness, as defined under "Description of the Notes — Guarantees." Neither NuStar Energy nor NuPOP will be permitted to make any payments under their Guarantees if they have defaulted on a payment of Senior Indebtedness. In addition, NuPOP will be released from its Guarantee when it no longer guarantees any obligations of NuStar Energy or any of its subsidiaries, including NuStar Logistics, under any bank credit facility or public debt instrument. Please read "Description of the Notes — Guarantees."

We and the Guarantors may require cash from subsidiaries to make payments on the Notes.

          We and the Guarantors conduct the majority of operations through subsidiaries, and we and the Guarantors rely to a significant extent on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our and their obligations for payment of principal and interest on outstanding debt obligations and corporate expenses, including interest payments on the Notes, which may be subject to contractual restrictions. Accordingly, the Notes are structurally subordinated to all existing and future liabilities of our and the Guarantors' subsidiaries. Holders of Notes should look only to our and the Guarantors' assets, and not any of our or the Guarantors' subsidiaries, for payments on the Notes. If we and the Guarantors are unable to obtain cash from such entities to fund required payments in respect of the Notes, we and the Guarantors may be unable to make payments of principal of or interest on the Notes.

The interest rate of the Notes will fluctuate when the fixed rate period ends, and may from time to time decline below the fixed rate.

          After the conclusion of the Fixed Rate Period for the Notes on January 15, 2018, the Notes will begin to bear interest at a floating rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of 673.4 basis points. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in Current Interest income, holders of the Notes could also encounter a reduction in the value of their Notes.

Increases in interest rates could adversely affect our business and our financial condition.

          We have significant exposure to increases in interest rates. At September 30, 2012, we had approximately $2.0 billion of consolidated debt, of which $1.6 billion was at fixed interest rates and $0.4 billion was at variable interest rates after giving effect to interest rate swap agreements. Our results of operations, cash flows and financial position could be materially adversely affected by significant increases in interest rates above current levels.

We may elect to cause the redemption of the Notes when prevailing interest rates are relatively low.

          We may redeem the Notes:

  •
  in whole at any time or in part, from time to time, prior to January 15, 2018 upon payment of the Make-Whole Redemption Price, as discussed under "Description of the Notes — Optional Redemption;"

  •
  in whole, but not in part, at any time prior to January 15, 2018 after the occurrence of a Tax Event or, in whole at any time or in part, from time to time, prior to January 15, 2018 after the occurrence of a Rating Agency Event, in each case, for a price equal to the Special Event Make-Whole Redemption Price, as discussed under "Description of the Notes — Optional Redemption;" or

  •
  in whole at any time or in part, from time to time, on or after January 15, 2018 at 100% of their principal amount plus accrued and unpaid interest, as discussed under "Description of the Notes — Optional Redemption."

          We may choose to redeem the Notes for a variety of reasons, including when prevailing interest rates are lower than the then applicable interest rate on the Notes. In that case, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes.

The Trustee has only limited rights of acceleration.

          The Trustee may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an Event of Default under the Indenture. An Event of Default is generally limited to payment defaults after giving effect to our deferral rights and specific events of bankruptcy, insolvency and reorganization relating to NuStar Logistics only (and not its subsidiaries or affiliates or any of them). There is no right to acceleration upon breaches by us of other covenants under the Indenture.

A market may not develop for the Notes.

          The Notes constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange, but an active market for the Notes may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your Notes or at what price. Although the underwriters have indicated that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice. We can give you no assurance as to the liquidity of any market that may develop for the Notes.

If a trading market develops for the Notes, trading may occur at prices that do not fully reflect the value of Deferred Interest and, as a result, a holder of Notes who disposes of his holdings between record dates for interest payments may incur an adverse tax effect.

          A holder of Notes who disposes of Notes between record dates for payments of interest will not receive an interest payment for the period prior to the disposition but nevertheless will be required to include accumulated but unpaid interest through the date of disposition as ordinary income in such holder's gross income for United Stated federal income tax purposes. If a trading market develops, the Notes may trade at prices that do not fully reflect the value of Deferred Interest. As a result, a holder of Notes who sells Notes between record dates for interest payments may recognize a capital loss for tax purposes as a result of a portion of the sale proceeds being allocated to Deferred Interest. Any such capital loss may not be available to offset the ordinary income recognized as a result of the Deferred Interest because, subject to limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

There are restrictions on your ability to resell the Notes to certain benefit plans.

          The Notes may not be purchased by or transferred to certain benefit plans. Please read "Certain ERISA Considerations."

If interest on the Notes is deferred, holders of the Notes will be required to recognize income for U.S. federal income tax purposes at the time interest accrues regardless of their method of accounting before they actually receive interest payments in cash.

          If we defer interest payments on the Notes, you will be required to accrue income, in the form of original issue discount, for U.S. federal income tax purposes during the period of the deferral in respect of your Notes, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the Notes before the record date for any such payment, even if you held the Notes on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the Notes. Please read "Material U.S. Federal Income Tax Considerations."

The tax treatment of publicly traded partnerships could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

          The present U.S. federal income tax treatment of publicly traded partnerships, including us, may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation (referred to as the Qualifying Income Exception), affect or cause us to change our business activities or change the character or treatment of portions of our income. For example, in response to certain recent developments, members of Congress recently considered substantive changes to existing federal income tax laws that affect publicly traded partnerships. It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact our financial condition and reduce our cash available for payments of principal and interest on the Notes. For a discussion of the importance of the Qualifying Income Exception and our status as a partnership for federal income tax purposes, please read "Material Tax Consequences — Partnership Status" in the accompanying base prospectus.

Risks Related to NuStar Energy's Business

NuStar Energy's future financial and operating flexibility may be adversely affected by its significant leverage, downgrades of its credit ratings, its significant working capital needs, restrictions in its debt agreements and disruptions in the financial markets.

          As of September 30, 2012, our consolidated debt was $2.0 billion. Among other things, this significant leverage may be viewed negatively by credit rating agencies, which could result in increased costs for NuStar Energy to access the capital markets. NuStar Logistics and NuPOP's senior unsecured ratings were recently downgraded to Ba1 by Moody's Investor Service Inc. (Moody's), BB+ by Standard & Poor's Ratings Services (S&P), and BB by Fitch, Inc. (Fitch). Moody's, S&P and Fitch have assigned NuStar Logistics and NuPOP a stable outlook. As a result of S&P's and Moody's downgrades of NuStar Energy's credit rating, the interest rate on borrowings under our revolving credit facility increased by 0.375%, the interest rate on borrowings under our UK term loan increased by 0.375%, and the interest rate on the $350.0 million of 7.65% senior notes due 2018 increased to 8.15%. NuStar Energy may also be required to post cash collateral under certain of its hedging arrangements, which NuStar Energy expects to fund with borrowings under our revolving credit facility. Future downgrades of NuStar Energy's and NuPOP's debt could result in additional increases of the interest rates on the senior notes due 2018 and under our revolving credit facility, significantly increase our capital costs and adversely affect our ability to raise capital in the future, which may have an adverse effect on our financial condition and results of operations.

          The Asphalt JV requires significant amounts of working capital to make purchases of crude oil and maintain necessary seasonal inventories to support its refining operations. NuStar Logistics agreed to provide an unsecured credit facility to Asphalt JV to fund working capital loans to Asphalt JV in an aggregate principal amount not to exceed $250 million, and NuStar Logistics has agreed to provide guarantees or credit support, as applicable, of up to $150 million under operating contracts related to the Asphalt Operations. See "— NuStar Energy may become liable as a result of our financing arrangements and guarantees of the Asphalt JV." NuStar Energy believes that its current sources of capital are adequate to meet the Asphalt JV's working capital needs. However, if the Asphalt JV's working capital needs increase more than anticipated, NuStar Energy may be forced to seek additional sources of capital, which may not be available or available on commercially reasonable terms.

The Asphalt JV, as well as the agreements related to or contemplated thereby, present a number of challenges that could have a negative impact on NuStar Energy's financial condition, results of operations and ability to pay distributions to its unitholders.

          The Asphalt JV, a joint venture between NuStar Energy and an affiliate of Lindsay Goldberg, conducts the Asphalt Operations.

          The joint venture agreement for the Asphalt JV provides Lindsay Goldberg with a distribution preference that may prevent us from receiving distributions related to our 50% ownership interest in the Asphalt JV, which could have a negative impact on our financial condition and ability to receive cash necessary to service our indebtedness, including the Notes.

          In addition, Asphalt JV may present any of the financial, managerial and operational challenges typically associated with joint venture arrangements, including the possibility of disputes with or actions by joint venture partners that cause delays, liabilities or contingencies. Differences in views among the venture partners may result in delayed decisions or in failures to agree on major matters, such as large expenditures or contractual commitments, the construction or acquisition of assets or borrowing money, among others. Delay or failure to agree may prevent action with respect to such matters, even though such action may serve our best interest or that of the joint venture. Accordingly, delayed decisions and failures to agree can potentially adversely affect the business and operations of the joint venture and in turn NuStar Energy's business and operations.

          From time to time, the Asphalt JV may be involved in disputes or legal proceedings which, although not involving a loss contingency to NuStar Energy, may nonetheless have the potential to negatively affect NuStar Energy's investment.

Asphalt JV's asphalt refineries depend on crude oil from Petróleos de Venezuela S.A. (PDVSA), the national oil company of Venezuela, and decisions of the Organization of Petroleum Exporting Countries (OPEC) to decrease production of crude oil, as well as the Venezuelan economic and political environment, may disrupt Asphalt JV's supply of crude oil, which could negatively impact Asphalt JV's distributions to NuStar Energy

          OPEC cuts, coupled with Venezuela's ongoing political, economic and social turmoil could have a severe impact on PDVSA's production or delivery of crude oil. In the event PDVSA reduces or discontinues its production or delivery of Boscán or Bachaquero BCF-13, the crude oil for which Asphalt JV's refineries are currently optimized, Asphalt JV will be forced to replace all or a portion of the crude oil it would normally have delivered under the PDVSA crude oil supply contract with purchases of crude oil on the spot market, potentially at a price less favorable than it would have obtained under the PDVSA crude oil supply contract. It is possible that processing a more significant proportion of alternate crudes could result in reduced refinery run rates, significantly reduced production and additional capital expenditures, which could be material. Accordingly, any major disruption of Asphalt JV's supply of crude oil from Venezuela could result in substantially lower revenues and additional volatility in its earnings and cash flow.

NuStar Energy may become liable as a result of our financing arrangements and guarantees of the Asphalt JV.

          In connection with the Asphalt JV, the Asphalt JV entered into a third-party asset-based revolving credit facility (ABL Facility) and an unsecured revolving credit facility provided by NuStar Logistics, NuStar Energy's wholly owned subsidiary (the NuStar Financing). The NuStar Financing is available to fund working capital loans to Asphalt JV in an aggregate principal amount not to exceed $250 million, with a term of seven years, subject to certain early termination events. In addition, during the term of the NuStar Financing, NuStar Energy and NuStar Logistics have agreed to provide guarantees or credit support, as applicable, of up to $150 million under operating contracts related to the Asphalt Operations (the Credit Support). In the event that Asphalt JV defaults on any of its obligations under the NuStar Financing, NuStar Energy would have available only those measures available to a creditor with the rights and limitations provided in the NuStar Financing. In the event of a default on any of the obligations underlying the Credit Support, NuStar Energy would be responsible for the Asphalt JV's liabilities for the default and have only the rights of repayment associated with that instrument. In either scenario, the liability imposed on NuStar Energy may have an adverse impact on NuStar Energy's financial condition, results of operations or ability to pay distributions to its unitholders.

 USE OF PROCEEDS

          We expect to receive aggregate net proceeds from the sale of the Notes of approximately $340.6 million (or $391.5 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and other offering expenses payable by us. We intend to use the net proceeds of this offering for general partnership purposes, including repayment of outstanding borrowings under our revolving credit facility, which we may re-borrow to pay for a portion of the purchase price of the TexStar NGL Assets or growth capital associated with the TexStar Acquisition. Please read "Summary — Recent Developments — TexStar Acquisition."

          As of January 11, 2013, the outstanding balance of borrowings under our revolving credit facility was $440.9 million and the weighted interest rate under the revolving credit facility is 1.9%. We used the borrowings under our revolving credit facility primarily to fund capital expenditures, working capital requirements, the purchase price for the TexStar Crude Oil Assets and a portion of the distribution paid on NuStar Energy's common units with respect to the third quarter of 2012. Our new revolving credit facility is currently scheduled to mature on May 2, 2017. Affiliates of all the underwriters are lenders under our revolving credit facility and, in that respect, will receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our revolving credit facility. Please read "Underwriting."

CAPITALIZATION

          The following table shows:

  •
  NuStar Energy's historical capitalization as of September 30, 2012; and

  •
  NuStar Energy's capitalization as adjusted to show the application of the net proceeds we expect to receive from the sale of $350 million aggregate principal amount of Notes in this offering in the manner described under "Use of Proceeds."

          This table should be read together with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	As of September 30, 2012
	Actual	As Adjusted
	(Unaudited, Dollars in Thousands)
Cash and cash equivalents	$107,456	$384,356

Long-term debt:
NuStar Logistics $1.5 billion revolving credit agreement(1)	63,721	—
NuStar Logistics 6.05% senior notes due 2013	229,932	229,932
NuStar Logistics 7.65% senior notes due 2018(2)	350,000	350,000
NuStar Logistics 4.80% senior notes due 2020	450,000	450,000
NuStar Logistics 4.750% senior notes due 2022	250,000	250,000
NuPOP 5.875% senior notes due 2013	250,000	250,000
NuStar Logistics 7.625% fixed-to-floating rate subordinated notes offered hereby	—	350,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2038(3)	55,440	55,440
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	100,000	100,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	50,000	50,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2040(3)	85,000	85,000
NuStar Logistics Gulf Opportunity Zone revenue bonds due 2041(3)	75,000	75,000
UK term loan	33,900	33,900
Port Authority of Corpus Christi note payable	874	874
Net unamortized discount, including fair value adjustments	42,539	42,539

Total long-term debt	2,036,406	2,322,685
Less current portion	517,863	517,863

Long-term debt, less current portion	1,518,543	1,804,822
Partners' equity:
Limited partners (77,886,078 common units outstanding as of September 30, 2012)	2,679,791	2,679,791
General partner	60,375	60,375
Accumulated other comprehensive income	(80,981)	(80,981)

Total NuStar Energy L.P. partners' capital	2,659,185	2,659,185

Noncontrolling interest	12,914	12,914
Total partners' equity	2,672,099	2,672,099

Total capitalization	$4,708,505	$4,994,784

(1)
As of January 11, 2013, the outstanding balance of borrowings under our revolving credit facility was $440.9 million.

(2)
As a result of the recent Moody's downgrade, the interest rate on the 7.65% senior notes has increased to 8.15%.

(3)
The Parish of St. James, Louisiana issued, pursuant to the Gulf Opportunity Zone Act of 2005, one series of tax-exempt revenue bonds in 2008, three separate series of tax-exempt revenue bonds in 2010 and one series of tax-exempt revenue bonds in 2011 associated with our St. James terminal expansion.

 DESCRIPTION OF THE NOTES

          The Notes will be a new series of debt securities that will be issued under an indenture to be dated as of January 22, 2013 (which we refer to as the "Base Indenture"), as supplemented by a supplemental indenture to be dated as of January 22, 2013 (which we refer to as the "Supplemental Indenture" and, together with the Base Indenture, as the "Indenture"), among us, as issuer, NuStar Energy and NuPOP, as guarantors (the "Guarantors"), and Wells Fargo Bank, National Association, as trustee (which we refer to as the "Trustee"). The Notes will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As of January 22, 2013, there will be no debt securities outstanding under the Base Indenture other than the Notes.

          This description is intended to be an overview of the material terms and provisions of the Notes and the Indenture. This summary is not a complete description of all the terms and provisions of the Notes and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under "Description of NuStar Logistics Debt Securities" and the provisions of the Indenture that may be important to you before investing in the Notes. We urge you to read the Indenture because it, and not this description, defines your rights as an owner of the Notes.

          This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus.

General

          The Notes:

  •
  will initially be issued in an aggregate principal amount of $350,000,000;

  •
  will be issued in denominations of $25 in principal amount and integral multiples thereof;

  •
  will be our general unsecured subordinated obligations;

  •
  will bear interest from the date of issuance to but not including January 15, 2018, at the annual rate of 7.625% of their principal amount, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2013, and thereafter at an annual rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of 673.4 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2018;

  •
  will provide that we may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for multiple periods of up to five consecutive years as described below under "— Optional Deferral of Interest;"

  •
  will mature on January 15, 2043 and are not redeemable by us prior to January 15, 2018 without payment of a make-whole redemption price, except in connection with the occurrence of a Tax Event or a Rating Agency Event (each as defined below), as described below under "— Optional Redemption;"

  •
  are subordinated in right of payment, to the extent set forth in the Indenture, to all of our existing and future Senior Indebtedness (as defined below); and

  •
  will be guaranteed on an unsecured and subordinated basis jointly and severally by NuStar Energy and NuPOP, to the extent described below under "— Guarantees."

          We may, without the consent of the holders of the Notes, issue additional notes under the Indenture having the same ranking, interest rate, maturity and other terms as the Notes except for issue date, issue price and, if applicable, first interest payment date. Any such additional notes will, together with the Notes, constitute a single series of securities under the Indenture. The Notes and any additional notes having the same terms as the Notes offered hereby subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments. In addition, the Indenture does not limit our incurrence or issuance of other senior, pari passu or subordinated debt, whether under the Indenture relating to the Notes or any existing or other indenture or agreement that we may enter into in the future or otherwise. As of September 30, 2012, the consolidated indebtedness of NuStar Energy and its subsidiaries totaled approximately $2.0 billion. Of this amount, approximately $1.7 billion consists of indebtedness of NuStar Logistics that is senior to the Notes, approximately $250 million consists of indebtedness of NuPOP that is senior to NuPOP's Guarantee (as defined below) and approximately $33.9 million consists of indebtedness of NuStar Terminals Limited that is structurally senior to NuPOP's Guarantee, in each case excluding guarantees of such obligations by NuPOP or NuStar Logistics.

Maturity

          The Notes will mature on January 15, 2043.

          The Notes are non-amortizing and do not have the benefit of a sinking fund. This means that we are not required to make any principal payments prior to maturity or otherwise set aside amounts in respect of the repayment of the Notes prior to their maturity.

Interest Rate and Interest Payment Dates

          The Notes will bear interest from the date of issuance to but not including January 15, 2018, which we refer to as the "Fixed Rate Period," at an annual rate of 7.625% of their principal amount, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2013, and thereafter, which we refer to as the "Floating Rate Period," at an annual rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of 673.4 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing, April 15, 2018.

          If any interest payment date during the Fixed Rate Period falls on a day that is not a Business day (defined below), such payment of interest will be made on the next succeeding Business day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. If any interest payment date during the Floating Rate Period falls on a day that is not a Business day, such interest payment date will be the Business day next succeeding such day (except that, if such Business day is in the next succeeding calendar month, such interest payment date will instead be the Business day immediately preceding such day).

          Interest payments not paid when due will accrue interest at the then applicable rate of interest on the amount of unpaid interest, to the extent permitted by law, compounded quarterly. The amount of interest payable for any quarterly accrual period during the Fixed Rate Period will be computed based on a 360-day year consisting of twelve 30-day months, and the amount of interest payable for any period during the Fixed Rate Period that is shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed during the period, using 30-day months. The amount of interest payable for any quarterly period during the Floating Rate Period will be computed based on a 360-day year and the actual number of days elapsed during the period.

Determining the Floating Rate; Calculation Agent

          Following January 15, 2018, the Calculation Agent will calculate the floating rate with respect to each interest period and the amount of interest payable on each interest payment date during the Floating Rate Period. The floating rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and registered holders of the Notes and us. Wells Fargo Bank, National Association will act initially as "Calculation Agent."

          The floating rate for any interest period during the Floating Rate Period will be equal to the sum of the Three Month LIBOR Rate plus a spread of 673.4 basis points.

          The "Three-Month LIBOR Rate," with respect to an interest period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest period (the "LIBOR determination date"). The term "Reuters Page LIBOR01" means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

          If the Three-Month LIBOR Rate cannot be determined as described above, we will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBOR determination date for such interest period. Offered quotations must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Three-Month LIBOR Rate for such interest period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such interest period will be the arithmetic mean of the rates quoted on the LIBOR determination date for such interest period by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such interest period. The rates quoted must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by us are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding interest period or, if the immediately preceding interest period was within the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined.

          "Business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or San Antonio, Texas.

          "London banking day" means any Business day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Payment; Record Dates and Transfer

          Initially, the Notes will be issued only in permanent global form. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by The Depository Trust Company, or DTC, and its participants. Under the limited circumstances when the Notes are no longer in global form, Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, Attention: Patrick Giordano).

          Payment of principal of, premium, if any, and interest on Notes in global form registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee, as the registered holder of such global notes. Under the limited circumstances when the Notes are no longer in global form, payment of interest on the Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

          The regular record date for interest payable on the Notes on any interest payment date will be the immediately preceding January 1, April 1, July 1 or October 1, as the case may be.

          No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any Notes selected for redemption or for a period of 15 days before a selection of Notes to be redeemed.

          The registered holder of Notes will be treated as the owner of such Notes for all purposes, and all references in this Description of the Notes to "holders" mean holders of record, unless otherwise indicated. DTC will be the holder of the global Note.

Optional Deferral of Interest

          We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes from time to time, for one or more periods (each, an "Optional Deferral Period") of up to five consecutive years per Optional Deferral Period. However, we may not optionally defer interest payments on or after the maturity date or any earlier date of redemption in full of the Notes.

          Deferred interest not paid on an interest payment date will, to the extent permitted by applicable law, bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes, compounded quarterly. We refer to such deferred interest and the interest accrued thereon collectively as "Deferred Interest." No interest will be due and payable on the Notes until the end of an Optional Deferral Period, except upon a redemption of the Notes during such Optional Deferral Period. At the end of the Optional Deferral Period or on any redemption date, we will be obligated to pay all Deferred Interest and all interest accrued on the Notes since the immediately preceding interest payment date (which we refer to as "Current Interest").

          Once we pay all Deferred Interest resulting from our optional deferral and all Current Interest, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period.

          If we defer interest for a period of five consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all Deferred Interest and Current Interest at the conclusion of such five-year period, and, to the extent we do not do so, the Guarantors will be required to make guarantee payments in accordance with the Guarantees. If we fail to pay in full all accrued and unpaid interest at the conclusion of such five-year period and such failure continues for 30 days, and the Guarantors fail to make guarantee payments with respect thereto, an Event of Default that gives rise to acceleration of principal and interest on the Notes will occur under the Indenture. Please read "— Events of Default" below.

          We will provide the Trustee with written notice of any optional deferral of interest (an "Optional Deferral Notice") at least 10 and not more than 60 Business days prior to the applicable interest payment date, other than in the case of an optional deferral in connection with certain defaults on Senior Indebtedness as described under "— Subordination," and any such Optional Deferral Notice will be forwarded promptly by the Trustee to each holder of record of the Notes. However, our failure to pay interest on the Notes on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five Business days after the interest payment date, whether or not we provide an Optional Deferral Notice.

          We have no current intention to exercise our right to defer interest payments.

Distribution Stopper

          During any Optional Deferral Period, subject to the exceptions described below:

  •
  NuStar Energy will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of NuStar Energy's equity securities, nor will NuStar Energy permit any of its majority-owned subsidiaries to purchase any of NuStar Energy's equity securities;

  •
  neither we nor NuPOP (to the extent NuPOP is a Guarantor) will declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our or NuPOP's equity securities, as applicable, other than such equity securities directly owned by NuStar Energy or any wholly owned subsidiaries of NuStar Energy;

  •
  neither we nor the Guarantors will make, and we and the Guarantors will cause our respective majority-owned subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our or the Guarantors' debt securities (including debt securities similar to the Notes) or other indebtedness that contractually rank equally with or junior to the Notes or the Guarantees, as applicable, other than to repay loans or advances to NuStar Energy or us or any of our respective wholly owned subsidiaries; and

  •
  neither we nor the Guarantors will make, and we and the Guarantors will cause our respective majority-owned subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes or the Guarantees, as applicable.

          Notwithstanding the foregoing, we, the Guarantors and any of our respective subsidiaries may take any of the following actions at any time, including during an Optional Deferral Period:

  •
  make any purchase, redemption or other acquisition of any of our or the Guarantors' equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents, or a securities purchase or dividend or distribution reinvestment plan, or the satisfaction of any obligations pursuant to any contract or security outstanding on the date that the Optional Deferral Period commences requiring the purchase, redemption or acquisition of any of our or the Guarantors' equity securities;

  •
  make any payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of our or the Guarantors' equity securities or the exchange or conversion of all or a portion of one class or series of our or the Guarantors' equity securities for another class or series of our or the Guarantors' equity securities, as applicable;

  •
  purchase fractional interests in our or the Guarantors' equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of securities purchase contracts or in connection with any split, reclassification or similar transaction;

  •
  make a distribution paid or made in our or the Guarantors' equity securities (or rights to acquire our or the Guarantors' equity securities), or a repurchase, redemption or acquisition of our or the Guarantors' equity securities in connection with the issuance or exchange of our or the Guarantors' equity securities (or of securities convertible into or exchangeable for our or the Guarantors' equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that the Optional Deferral Period commences, or declaration of a distribution with respect to any of the foregoing;

  •
  make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future;

  •
  make any payments under (1) the Notes and under securities similar to the Notes (including trust preferred securities) that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes and (2) the Guarantees and under similar guarantees associated with any instruments that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes, in each case, so long as any such payments are made on a pro rata basis with the Notes and the Guarantees, respectively; or

  •
  make any regularly scheduled dividend or distribution payments declared prior to the date that the Optional Deferral Period commences.

Optional Redemption

          We may redeem the Notes before their maturity as follows:

  •
  in whole at any time or in part, from time to time, on or after January 15, 2018, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest;

  •
  in whole at any time or in part, from time to time, prior to January 15, 2018, at a redemption price equal to the Make-Whole Redemption Price (as defined below);

  •
  in whole, but not in part, at any time prior to January 15, 2018, within 90 days after the occurrence of a Tax Event (as defined below) at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest; or

  •
  in whole but not in part, prior to January 15, 2018, within 90 days after the conclusion of any review or appeal process initiated by us following the occurrence of a Rating Agency Event (so long as such Rating Agency Event is continuing at the time of redemption), at a redemption price equal to 102% of their principal amount plus accrued and unpaid interest.

          Notes called for redemption become due on the redemption date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of the Notes to be redeemed. If less than all of the Notes are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate (or, in the case of Notes issued in global form as discussed under "— Book-Entry System," based on a method as DTC or its nominee or successor may require or, where the nominee or successor is the Trustee, a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate). Unless we default in payment of the redemption price or the paying agent is prohibited from making such payment pursuant to the subordination provisions of the Indenture, interest will cease to accrue on the redemption date with respect to any Notes called for optional redemption.

          We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest due and payable, including Deferred Interest, has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date.

          In the event of any redemption, neither we nor the Trustee will be required to:

  •
  issue, register the transfer of, or exchange, Notes for a period of 15 days prior to the giving of any notice of redemption; or

  •
  register the transfer of or exchange any Notes selected, called or being called for redemption.

          The provisions relating to defeasance in the accompanying base prospectus shall apply to the Notes. Please read "Description of NuStar Logistics Debt Securities — Discharging NuStar Logistics' Obligations" beginning on page 36 of the accompanying base prospectus.

          The following definitions apply with respect to the redemption of the Notes:

          The "Make-Whole Redemption Price" will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such redemption date) being redeemed from the redemption date to January 15, 2018 (which we refer to as the "Remaining Life"), discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.5%.

          A "Tax Event" means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any:

  •
  amendment to, clarification of or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Notes;

  •
  proposed change in those laws or regulations that is announced on or after the date of issuance of the Notes;

  •
  official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Notes; or

  •
  threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, including any trust preferred or similar securities, that occurs on or after the date of issuance of the Notes;

there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by us or our partners, as applicable, for United States federal income tax purposes.

          A "Rating Agency Event" means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended) that publishes a rating for us (a "rating agency") to its equity credit criteria for securities such as the Notes, as such criteria are in effect on the date of the Supplemental Indenture (the "current criteria"), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Notes, or (ii) a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.

          "Treasury Yield" means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the quarterly equivalent yield to maturity (computed as of the third Business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

          "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life; however, if no maturity is within three months before or after the end of the Remaining Life, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Yield will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month.

          "Comparable Treasury Price" means, with respect to any redemption date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received or, if only one such quotation was received, such quotation.

          "Independent Investment Banker" means any of Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC (and their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the Indenture, an independent investment banking institution of national standing appointed by us and reasonably acceptable to the Trustee.

          "Reference Treasury Dealer" means (a) a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC, (b) Citigroup Global Markets Inc., RBC Capital Markets, LLC and UBS Securities LLC (in each case, or its affiliates and its successors; if any one of the Reference Treasury Dealers resigns, the respective successor dealer shall be a primary United States government securities dealer in the United States selected by the Independent Investment Banker (each such dealer, a "Primary Treasury Dealer")); and (c) any other Primary Treasury Dealers selected by the Independent Investment Banker.

          "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by NuStar Energy, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to NuStar Energy by such Reference Treasury Dealer at or about 5:00 p.m., New York City time, on the third Business day preceding the redemption date.

Certain Covenants

No Limitations on Liens

          The Indenture will not include a covenant that limits our ability to put liens on any of our property or assets.

No Restrictions on Sale-Leasebacks

          The Indenture will not include a covenant that limits our ability to sell and lease back our principal assets.

Existence

          Subject to the provisions in the next paragraph, we will covenant in the Indenture to preserve our existence.

Consolidation, Merger or Sale of Assets

          We will covenant in the Indenture not to consolidate with or merge with or into any other entity or sell, convey, lease, transfer or otherwise dispose of our properties and assets as, or substantially as, an entirety to any entity, whether in a single transaction or series of related transactions, unless:

  •
  we are the surviving entity, or the entity formed by such consolidation or merger, or into which we are merged, or the entity that acquires by sale, conveyance, transfer or other disposition, or that leases, our properties and assets as, or substantially as, an entirety:

  —
  is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

  —
  expressly assumes by supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the due and punctual performance or observance of all the other obligations under the Indenture to be performed or observed by us;

  •
  immediately after giving effect to the transaction or series of transactions, no default or Event of Default has occurred and is continuing;

  •
  each Guarantor, unless such Guarantor is the entity with which we have consummated such transaction or series of related transactions, shall have confirmed that its Guarantee of the Notes shall continue to apply to the obligations under the Notes and the Indenture; and

  •
  we have delivered to the Trustee an officers' certificate and opinion of counsel regarding compliance with the terms of the Indenture.

          Thereafter, if we are not the surviving or continuing entity, the surviving or continuing transferee or lessee entity will succeed to and be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. If we sell, convey, transfer or otherwise dispose of (except by lease) our properties and assets as, or substantially as, an entirety, and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture. If we lease our properties and assets as, or substantially as, an entirety to any entity, we will not be so released from our obligations under the Indenture.

Events of Default

          Any one or more of the following events that have occurred and are continuing will constitute an Event of Default:

  •
  we fail to pay principal or any applicable make-whole payment on the Notes when due;

  •
  we fail to pay accrued and unpaid interest on the Notes when due and such failure continues for 30 days; however, our failure to pay interest during an Optional Deferral Period will not constitute an Event of Default;

  •
  certain events of bankruptcy, insolvency or reorganization occur with respect to NuStar Logistics; or

  •
  any Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding; however, the release of NuPOP from its Guarantee under the circumstances described below under "— Guarantees" will not constitute an Event of Default.

          The Indenture provides that the Trustee must give holders of the Notes notice of any default or Event of Default within 90 days after the occurrence of any default or Event of Default known to it unless the default or Event of Default has been cured or waived. However, except in the cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if its board of directors, executive or other committee of directors or responsible officers determine that withholding of the notice is in the interest of such holders.

          If an Event of Default (other than an Event of Default described in the third bullet point above) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such holders will, declare the principal of, premium (including any make-whole payments), if any, and all accrued and unpaid interest, including Deferred Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately.

          If an Event of Default described in the third bullet point above occurs and is continuing, the principal of, premium (including any make-whole payments), if any, and all accrued and unpaid interest, including Deferred Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. However, the effect of such provision may be limited by applicable law.

          The holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the nonpayment of the principal of, premium, if any, and accrued and unpaid interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

          The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default or Event of Default and its consequences under the Indenture or the Notes, except:

  •
  a default in payment of principal, premium (including any make-whole payments) or interest on the Notes; or

  •
  a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each of the outstanding Notes.

          The holders of a majority in aggregate principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right, trust or power conferred on the Trustee, subject to the provisions of the Indenture.

          Within five days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of such default and what action we are taking or propose to take to cure such default. In addition, we are required to deliver to the Trustee, within 150 days after the end of each fiscal year, a compliance certificate that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

Amendments and Waivers

          In addition to the actions that may be taken without the consent of any holder of the Notes described in the accompanying base prospectus under the caption "Description of NuStar Logistics Debt Securities — Modification of Indentures" beginning on page 33 of the accompanying base prospectus, we and the Trustee may, among other things, amend the indenture to conform to this "Description of the Notes." Please read "Description of NuStar Logistics Debt Securities — Modification of Indentures" in the accompanying base prospectus for a description of the provisions in the Indenture relating to modifications or amendments to, and waivers of our obligations under, the Indenture.

No Liability of General Partner

          The Notes are obligations of NuStar Logistics and, to the extent provided in the Guarantees, are guaranteed by NuStar Energy and NuPOP. The general partner of NuStar Logistics and its directors, officers, employees and stockholders (in their capacities as such) will not have any liability for NuStar Logistics' obligations under the Notes or the Indenture. In addition, NuStar GP, LLC, the general partner of NuStar Energy's general partner, and the directors, officers, employees and members of NuStar GP, LLC will not have any liability for NuStar Energy's or NuPOP's obligations as a guarantor under the Notes or the Indenture or NuStar Logistics' obligations under the Notes or the Indenture, and NuStar Pipeline Company, LLC, the general partner of NuPOP, and the directors, officers, employees and members of NuStar Pipeline Company, LLC will not have any liability for NuPOP's obligations as a guarantor under the Notes or the Indenture. By accepting a Note, each holder of Notes waives and releases all liability described in the two preceding sentences. The waiver and release are part of the consideration for our issuance of the Notes and the issuance of the Guarantees by NuStar Energy and NuPOP. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Subordination

          Our payment obligations under the Notes will, to the extent provided in the Indenture, be subordinated in right of payment and upon liquidation to the prior payment in full of all of our present and future Senior Indebtedness.

          The term "Senior Indebtedness" as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

  •
  indebtedness for borrowed money;

  •
  indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated (other than the Notes), issued under credit agreements, indentures or other similar instruments (other than the Supplemental Indenture), and other similar instruments;

  •
  obligations arising from or with respect to guarantees and direct credit substitutes (other than the Guarantees);

  •
  obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

  •
  capital lease obligations;

  •
  obligations arising from or with respect to any letter of credit, banker's acceptance, security purchase facility, cash management arrangement, or similar credit transactions;

  •
  operating leases (but only to the extent the terms of such leases expressly provide that the same constitute "Senior Indebtedness");

  •
  guarantees of any of the foregoing; and

  •
  any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include our obligations in respect of:

  •
  trade accounts payable;

  •
  any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

  •
  any indebtedness or other obligations that by its terms is expressly made equal in rank and payment with or subordinated to the Notes; and

  •
  indebtedness owed by us to our majority-owned subsidiaries.

          The Notes will rank senior in right of payment to all of our present and future equity securities.

          If any of the following circumstances exist, we will first pay all Senior Indebtedness, including any interest accrued after such events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Notes:

  •
  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

  •
  in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period; or

  •
  in the event that the maturity of any Senior Indebtedness has been accelerated and such acceleration has not been rescinded.

          In such events, we will pay or deliver directly to the holders of Senior Indebtedness any payment or distribution otherwise payable or deliverable to holders of the Notes. We will make the payments to the holders of Senior Indebtedness according to priorities existing among those holders until we have paid all Senior Indebtedness, including accrued interest, in full.

          If such events of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets as described in the first bullet above occur, after we have paid in full all amounts owed on Senior Indebtedness, the holders of Notes together with the holders of any of our other pari passu securities will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before we make any payment or other distribution on account of any of our equity securities or obligations ranking junior to the Notes.

          If we violate the Indenture by making a payment or distribution to holders of the Notes before we have paid all the Senior Indebtedness in full when any of the circumstances described in the third preceding paragraph exist, then such holders of the Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the Senior Indebtedness.

          After all our Senior Indebtedness is paid in full and until the Notes are paid in full, holders of the Notes will be subrogated to the rights of holders of our Senior Indebtedness to receive distributions applicable to such Senior Indebtedness.

          Because of the subordination described in this section, in the event of our insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Notes.

          Our obligations under the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity, have the right to be satisfied prior to receipt by us of any payment on account of our status as an equity owner of such entity.

          As of September 30, 2012, the consolidated indebtedness of NuStar Energy and its subsidiaries totaled approximately $2.0 billion. Of this amount, approximately $1.7 billion consists of indebtedness of NuStar Logistics that is senior to the Notes, approximately $250 million consists of indebtedness of NuPOP that is senior to NuPOP's Guarantee and approximately $33.9 million consists of indebtedness of NuStar Terminals Limited that is structurally senior to NuPOP's Guarantee, in each case excluding guarantees of such obligations by NuPOP or NuStar Logistics. The Indenture does not limit our ability or the ability of our subsidiaries or unconsolidated affiliates to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior in priority payment to or pari passu with the Notes.

Guarantees

          Each Guarantor will, jointly and severally, fully and unconditionally guarantee on an unsecured and subordinated basis (a "Guarantee") the full and prompt payment of principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (other than during an Optional Deferral Period), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise.

          Each Guarantor's obligations under its Guarantee will, to the extent provided in the Indenture, be subordinated in right of payment and upon liquidation to the prior payment in full of all of such Guarantor's present and future Senior Indebtedness, as defined below.

          The term "Senior Indebtedness," as used in this section with respect to any Guarantor, includes such Guarantor's obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

  •
  indebtedness for borrowed money;

  •
  indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated, issued under credit agreements, indentures or other similar instruments, and other similar instruments;

  •
  obligations arising from or with respect to guarantees and direct credit substitutes (other than such Guarantor's obligations under its Guarantee);

  •
  obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts);

  •
  capital lease obligations;

  •
  obligations arising from or with respect to any letter of credit, banker's acceptance, security purchase facility, cash management arrangement or similar credit transactions;

  •
  operating leases (but only to the extent the terms of such leases expressly provide that the same constitute "Senior Indebtedness");

  •
  guarantees of any of the foregoing; and

  •
  any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include such Guarantor's obligations in respect of:

  •
  trade accounts payable;

  •
  any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

  •
  any indebtedness or other obligation that by its terms is expressly made equal in rank and payment with or subordinated to such Guarantor's obligations under its Guarantee; and

  •
  indebtedness owed by such Guarantor to its majority-owned subsidiaries.

          Each Guarantor's obligations under its Guarantee will rank senior in right of payment to all of its present and future equity securities, including, in the case of NuStar Energy, its common units.

          If any of the following circumstances exist with respect to a Guarantor, such Guarantor will first pay all Senior Indebtedness of such Guarantor, including any interest accrued after such events occur, in full before it makes any payment under its Guarantee:

  •
  in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving such Guarantor or its assets;

  •
  in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness of such Guarantor beyond any applicable grace period; or

  •
  in the event that the maturity of any Senior Indebtedness of such Guarantor has been accelerated and such acceleration has not been rescinded.

          In such events, such Guarantor will pay or deliver directly to the holders of its Senior Indebtedness any payment or distribution otherwise payable or deliverable to holders of the Notes. Such Guarantor will make the payments to the holders of its Senior Indebtedness according to priorities existing among those holders until it has paid all of its Senior Indebtedness, including accrued interest, in full.

          If such events of insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving any Guarantor or its assets as described in the first bullet above occur, after such Guarantor has paid in full all amounts owed on its Senior Indebtedness, the holders of Notes together with the holders of any of such Guarantor's other pari passu securities will be entitled to receive from such Guarantor's remaining assets any principal, premium or interest due at that time on the Notes and such other obligations before such Guarantor makes any payment or other distribution on account of any of its equity securities or obligations ranking junior to such Guarantor's obligations under its Guarantee.

          If any Guarantor violates the Indenture by making a payment or distribution to holders of the Notes before such Guarantor has paid all its Senior Indebtedness in full when any of the circumstances in the third preceding paragraph exist, then such holders of the Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing such Guarantor's assets for payment of its Senior Indebtedness.

          After all Senior Indebtedness of a Guarantor is paid in full and until the Notes are paid in full, holders of the Notes will be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness.

          Because of the subordination described in this section, in the event of a Guarantor's insolvency, its creditors who are holders of its Senior Indebtedness, as well as certain of its general creditors, may recover more, ratably, than the holders of the Notes will recover under such Guarantor's Guarantee.

          The obligations of each Guarantor under its Guarantee will be structurally subordinated to all indebtedness and other liabilities of such Guarantor's subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity, have the right to be satisfied prior to receipt by such Guarantor of any payment on account of its status as an equity owner of such entity. Moreover, the Guarantees do not limit the Guarantors or any of their respective subsidiaries or unconsolidated affiliates from incurring or issuing other secured or unsecured debt, including Senior Indebtedness. Accordingly, claimants under a Guarantee should look only to the Guarantor obligated on such Guarantee and not to any of its subsidiaries or unconsolidated affiliates for payments under such Guarantee.

          If at any time NuPOP does not guarantee any obligations of NuStar Energy or any of its subsidiaries (including NuStar Logistics) under any bank credit facility or any public debt instrument (other than pursuant to its Guarantee), then NuPOP shall be released from its Guarantee in accordance with the terms of the Indenture. However, if at any time after NuPOP is released from its Guarantee, NuPOP guarantees any obligations of NuStar Energy or any of its subsidiaries (including NuStar Logistics) under any bank credit facility or any public debt instrument other than the Notes, then NuPOP will provide a guarantee of the Notes in accordance with the terms of the Indenture.

The Trustee

          Wells Fargo Bank, National Association will act as Trustee under the Indenture and has been appointed by us as registrar and paying agent with regard to the Notes. For a description of certain provisions of the Indenture relating to the Trustee, please read "Description of NuStar Logistics Debt Securities — The Trustee" beginning on page 36 of the accompanying base prospectus.

Governing Law

          The Indenture and the Notes will be governed by New York law.

Agreement by Purchasers of Certain Tax Treatment

          Each registered holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

Book-Entry System

          Initially, the Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below.

          Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. Please read "— Exchange of Book-Entry Notes for Certificated Notes."

          Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

          Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, societe anonyme, Luxembourg ("Clearstream"), or Euroclear Bank S.A./N.V. (the "Euroclear Operator"), as operator of the Euroclear System (in Europe) ("Euroclear"), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.

Depository Procedures

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants thereby eliminating the need for physical movement of securities certificates. The Participants include securities brokers and dealers (including some or all of the underwriters), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfer of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

          DTC has also advised us that, pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by

DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

          Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants, or indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including any held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Any interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such system.

          The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge or transfer such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, please read "— Exchange of Book-Entry Notes for Certificated Notes."

          Except as described below, owners of beneficial interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

          All payments in respect of a Global Note registered in the name of a nominee of DTC will be payable to such nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the underwriters, the Trustee nor any of our or their agents has or will have any responsibility or liability for (a) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership of the Notes or (b) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices of the Participants and Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from the nominee of DTC as the registered owner of the Global Notes for all purposes.

          DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described below under "— Exchange of Book-Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global Notes for Notes in certificated form and to distribute such Notes to its Participants.

          Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters for this offering. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

          Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for this offering. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

          The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

          Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

          Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear. The information in this section concerning their respective operations and procedures of DTC, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

          Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Clearance and Settlement Procedures

          Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

          Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC's system in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC's system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

          Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

          Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the Trustee nor any registrar and transfer agent with respect to the Notes will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC's, Euroclear's or Clearstream's operations.

Exchange of Book-Entry Notes for Certificated Notes

          A Global Note is exchangeable for definitive Notes in registered certificated form if we elect or (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and (2) we fail to appoint a successor depositary within 90 days. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

          The following is a discussion of material U.S. federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of the Notes. This discussion only applies to holders who purchase the Notes upon original issuance at their "issue price," which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the Notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

  •
  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities, banks or insurance companies;

  •
  tax consequences to persons holding the Notes as part of a hedging, constructive sale or conversion, straddle or other integration or risk reducing transaction;

  •
  tax consequences to U.S. holders, as defined below, whose "functional currency" is not the U.S. dollar;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the Notes; or

  •
  any state, local or foreign tax consequences.

          This discussion does not address the tax consequences resulting to a holder of the Notes that is an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes or any investors or equity holders in such entities. The tax treatment of an investor in such an entity will generally depend upon the status of such investor and the activities of the partnership or other pass-through entity. A holder of Notes that is a partnership or other pass-through entity for U.S. federal income tax purposes and partners, investors, members and other equity holders in such entities are urged to consult their tax advisors about the tax consequences relating to the purchase, ownership and disposition of the Notes.

          This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

          If you are considering a purchase of the Notes, we urge you to consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Additional Payments

          In certain circumstances (please read "Description of the Notes — Optional Redemption"), we may elect to or be obligated to pay amounts on the Notes that are in excess of stated interest or principal on the Notes. We do not intend to treat the possibility of paying such additional amounts as causing the Notes to be treated as contingent payment debt instruments or as giving rise to original discount or recognition of ordinary income on the sale or other disposition of the Notes. However, additional income will be recognized if any such additional payment is made. Our determination is binding on holders unless they disclose their contrary position to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination is not binding upon the IRS and it is possible that the IRS may take a different position, in which case a holder might be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the Note. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Investors are urged to consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

U.S. Holders

          The following summarizes material U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of the Notes. For purposes of this discussion, a "U.S. holder" is a beneficial owner of the Notes who or that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

  •
  a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest

          It is expected and assumed for purposes of this discussion that the Notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes and therefore, subject to the discussion set forth below, will not be treated as being issued with original issue discount ("OID").

          Pursuant to applicable Treasury regulations, the possibility that stated interest on the Notes may be deferred could result in the Notes being treated as issued with OID, unless the likelihood of such deferral is "remote" within the meaning of such regulations. We believe that, as of the date of this prospectus supplement, the likelihood of such interest deferral is "remote" because the exercise of our option to defer interest would, subject to certain exceptions, prevent us and the Guarantors from being able to: (i) declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of NuStar Energy's equity securities or any of our or NuPOP's equity securities, as applicable, other than equity securities directly owned by NuStar Energy or any wholly owned subsidiaries of NuStar Energy; (ii) make, or cause our or the Guarantors' respective subsidiaries to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our or the Guarantors' respective debt securities (including debt securities similar to the Notes) or our other indebtedness that contractually rank equally with or junior to the Notes; and (iii) make, or cause our or the Guarantors' respective subsidiaries to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes. Accordingly, upon issuance, we believe the Notes will not be treated as issued with OID. In such case, subject to the discussion below, the Notes will not be subject to the special OID rules, at least upon initial issuance, so that a U.S. holder will generally be taxed on the stated interest on the Notes as ordinary income at the time it is paid or accrued in accordance with that U.S. holder's method of accounting for U.S. federal income tax purposes.

          There can be no assurance that the IRS or a court will agree with our position that the likelihood of exercising our right to defer interest is "remote." The meaning of the term "remote" has not been addressed in any publicly issued rulings or other interpretation by the IRS or by any court. Moreover, if we exercise our right to defer payments of interest on the Notes, the Notes will become OID instruments at that time. In that case, a U.S. holder would be subject to the special OID economic accrual rules described below. Once the Notes become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding. Under the OID economic accrual rules, the following would occur:

  •
  regardless of a U.S. holder's method of accounting, a U.S. holder would be required to accrue an amount of interest income each year that approximates the stated interest payments (including interest on deferred interest) called for under the terms of the Notes using the constant-yield-to-maturity method of accrual provided by the Code and related income tax regulations, with adjustments for any interest accruals at a different interest rate during any period that the interest rate on the Notes does not accrue at a fixed rate;

  •
  the actual cash payments of interest a U.S. holder receives on the Notes would not be reported separately as taxable income;

  •
  any amount of OID included in a U.S. holder's gross income, would increase such U.S. holder's tax basis in the Notes; and

  •
  the interest payments that a U.S. holder receives in respect of accrued OID would reduce such U.S. holder's tax basis in the Notes.

          The IRS has not yet addressed in any rulings or other interpretations the Treasury regulations dealing with OID and the deferral of interest payments where the issuer of a debt instrument has a right to defer interest payments. It is possible that the IRS could assert that the Notes were issued initially with OID merely because of our right to defer interest payments. If the IRS were successful in this regard, a U.S. holder would be subject to the special OID rules described above, regardless of whether we exercise our option to defer payments of interest on the Notes.

          Except as otherwise indicated, the remainder of this discussion assumes that the Notes will not be issued with more than a de minimis amount of OID. U.S. holders should consult their tax advisors regarding the potential application of tax rules pertaining to OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

          Upon the sale, exchange, redemption or other taxable disposition of the Notes, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition and such U.S. holder's adjusted tax basis in the Notes. A U.S. holder's amount realized will equal the amount of any cash received plus the fair market value of any other property received for the Notes. The amount realized will not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income to the extent not previously included in income. Assuming that the Notes are not issued with OID, a U.S. holder's tax basis in a Note will generally equal the amount that the U.S. holder paid for the Note. If the Notes are issued with OID, a U.S. holder's tax basis in the Notes will generally equal the amount that the U.S. holder paid for the Note, increased by OID previously includible in such U.S. holder's gross income to the date of disposition and decreased by any payments received by such U.S. holder on the Notes on or after the date that the Notes were issued with OID.

          The gain or loss recognized by a U.S. holder will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder's holding period for the Note is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

          If a U.S. holder disposes of its Notes before the record date for a payment, such U.S. holder will have to treat a portion of its proceeds from the disposition as ordinary income for U.S. federal income tax purposes in an amount equal to the accrued but unpaid interest on its Notes. Because the Notes may trade at prices that do not fully reflect the value of accrued but unpaid interest thereon, upon a sale of the Notes before a record date for payment, a U.S. holder may recognize a capital loss to the extent the amount such holder receives for the Notes does not reflect the total amount of accrued and unpaid interest thereon. In such event, because of the limitations imposed under U.S. federal income tax law on the use of capital losses to offset ordinary income, a U.S. holder generally may not be able to apply the capital losses recognized from the sale of the Notes to offset all or a portion of the ordinary income recognized by such holder with respect to the sale of the Notes that is attributable to such holder's accrued but unpaid interest on the sold Notes, other than in the case of individuals who are permitted to offset a de minimis amount of ordinary income with capital losses.

Non-U.S. Holders

          The following summarizes material U.S. federal income tax consequences to non-U.S. holders of the purchase, ownership and disposition of the Notes. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of the Notes who or that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

          Special rules not discussed below may apply to certain non-U.S. holders subject to special tax treatment such as "controlled foreign corporations" or "passive foreign investment companies." Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Taxation of Interest

          Any payment to a non-U.S. holder of interest on the Notes that is not effectively connected with the conduct by such non-U.S. holder of a U.S. trade or business will be exempt from U.S. federal income and withholding tax, provided that:

  •
  the non-U.S. holder does not actually or constructively own (including through an interest in NuStar Energy) 10% or more of the capital or profits interest in us;

  •
  the non-U.S. holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through sufficient equity ownership;

  •
  the non-U.S. holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  (i) the non-U.S. holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN or other applicable form), or (ii) the non-U.S. holder holds its Notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations.

          If a non-U.S. holder is engaged in a U.S. trade or business and interest on the Notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such interest is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder within the U.S.), the non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as if it were a U.S. holder, subject to any modification provided under an applicable income tax treaty. If interest is subject to U.S. federal income tax on a net income basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides the withholding agent with a properly completed Form W-8ECI (or other applicable form). In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

          If a non-U.S. holder cannot satisfy the requirements described above, payments of interest on the Notes will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides the withholding agent with a properly executed IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty.

          Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other pass through entities, and to non-U.S. holders acting as (or holding Notes through) intermediaries.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

          Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of the Notes will generally not be subject to U.S. federal income tax or withholding tax unless:

  •
  such gain is effectively connected with the non-U.S. holder's conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the U.S.);

  •
  in the case of an amount which is attributable to interest, the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as described above; or

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, and certain other conditions are met.

          If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange, redemption or other taxable disposition of a Note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

          If a non-U.S. holder is engaged in a U.S. trade or business and gain on the Notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a U.S. "permanent establishment" maintained by the non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if it were a U.S. holder subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a "branch profits tax" equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, gain will be included in the earnings and profits of such foreign corporation.

          If the IRS were to successfully challenge the characterization of the Notes as indebtedness, payments on the Notes would likely be treated as guaranteed payments with respect to a partnership interest. In this case, although the law is not clear, non-U.S. holders of the Notes could be treated as engaged in a trade or business within the United States and, if so, would be required to file a U.S. federal income tax return, pay tax on such payments which would be treated as ordinary income and could be subject to withholding.

Backup Withholding and Information Reporting

          Information returns may be filed with the IRS in connection with the payments on the Notes and the proceeds from the sale or other disposition of the Notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a non-U.S. holder resides.

          A U.S. holder may be subject to U.S. backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

          A non-U.S. holder will generally not be subject to U.S. backup withholding tax on these payments provided that such non-U.S. holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, the withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined in the Code.

          U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

          Holders should consult their tax advisors regarding the application of backup withholding and information reporting.

Additional Tax on Net Investment Income

          For taxable years beginning after December 31, 2012, an additional 3.8% tax is imposed on the "net investment income" of certain U.S. citizens and residents, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest and certain net gain from the sale, exchange, redemption or other taxable disposition of a Note, less certain deductions. You should consult your own tax advisors with respect to this additional tax.

Legislation Involving Payments to Certain Foreign Entities

          Legislation enacted in March 2010 would impose a 30% withholding tax on any payments on our obligations made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of our obligations, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

          Under proposed Treasury Regulations, debt securities that were outstanding on or before January 1, 2013 are grandfathered from the application of the above withholding rules. For those that are not grandfathered (which would include the Notes), administrative guidance indicate that withholding will only apply to payments of interest on debt obligations made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt securities made on or after January 1, 2017. The proposed Treasury Regulations described above will not be effective until they are issued in final form, and as a result, it is not certain that the proposed Treasury Regulations would become effective in their current form. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on an investment in the Notes.

          If you are considering a purchase of the Notes, we urge you to consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and by entities whose underlying assets are considered to include "plan assets" (within the meaning of ERISA and any Similar Laws) of such employee benefit plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

          In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary should determine whether the investment will result in the recognition of unrelated business taxable income by such Plan.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the Pension Protection Act of 2006 added a new statutory exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code that would exempt the acquisition and holding of the Notes by a Plan under certain circumstances.

          Because of the foregoing, the Notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

          Governmental plans and certain church plans (as defined under Sections 3(32) and 3(33) of ERISA, respectively) are not subject to the prohibited transaction provisions of ERISA and the Code. Such Plans may, however, be subject to Similar Laws which may affect their investment in the Notes. Any fiduciary of such a governmental or church plan considering an investment in the Notes should determine the need for, and the availability, if necessary, of any exemptive relief under federal, state, local, non-United States laws or other laws or regulations.

Representation

          Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such notes through and including the date of its disposition of such notes that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

          The foregoing discussion is general in nature and is not intended to be all inclusive. In addition, such discussion assumes that the Notes will constitute indebtedness as opposed to "equity" interests under the United States Department of Labor's plan asset regulations or Similar Law. Although such characterization of the Notes would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, because of the complexity of these rules and the penalties that may be imposed on persons involved in non-exempt prohibited transactions or fiduciary breaches, it is particularly important that any fiduciary or other person considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions and the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the Notes to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investment by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

 UNDERWRITING

          We intend to offer the Notes through the underwriters. Citigroup Global Markets Inc., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of Notes listed opposite their names below.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$71,750,000
RBC Capital Markets, LLC	$71,750,000
UBS Securities LLC	$71,750,000
Wells Fargo Securities, LLC	$71,750,000
Barclays Capital Inc.	$7,000,000
Credit Suisse Securities (USA) LLC	$7,000,000
Deutsche Bank Securities Inc.	$7,000,000
J.P. Morgan Securities LLC	$7,000,000
Raymond James & Associates, Inc.	$7,000,000
Stifel, Nicolaus & Company, Incorporated	$7,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$3,500,000
BNP Paribas Securities Corp.	$3,500,000
Comerica Securities, Inc.	$3,500,000
Goldman, Sachs & Co.	$3,500,000
MLV & Co. LLC	$3,500,000
PNC Capital Markets LLC	$3,500,000

Total	$350,000,000

          The underwriting agreement provides that the underwriters' obligations to purchase Notes in the offering depend on the satisfaction of the conditions contained in the underwriting agreement.

          We, the Guarantors and certain of our and their affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that may be required to be made in respect of these liabilities.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the Notes to dealers at that price less a concession not in excess of $0.50 per Note; provided, however, that such concession for sales to certain institutions will not be in excess of $0.30 per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per Note to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the public offering price, underwriting discount and proceeds, before expenses, to NuStar Logistics, L.P. and the compensation to be paid to the underwriters. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional Notes.

	Per Note		With No Exercise of Option	With Full Exercise of Option
Public offering price(1)	$25.0000		$350,000,000	$402,500,000
Underwriting discount	$0.6485	(2)	$9,078,912.50	$10,732,662.50	(3)
Proceeds, before expenses, to NuStar Logistics, L.P.	$24.3515		$340,921,087.50	$391,767,337.50

(1)
Plus accrued interest from January 22, 2013 if settlement occurs after that date.

(2)
Reflects $180,775,000 principal amount of Notes sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per Note and $169,225,000 principal amount of Notes sold to institutional investors, for which the underwriters received an underwriting discount of $0.50 per Note.

(3)
Assumes the exercise in full of the underwriters' option to purchase an additional $52,500,000 principal amount of Notes to be sold to retail investors for which the underwriters would receive an underwriting discount of $0.7875 per Note.

          The expenses of the offering, not including the underwriting discount, are estimated to be $300,000 and are payable by us.

New York Stock Exchange Listing

          The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange under the symbol "NSS." If the application is approved, we expect trading of the Notes on the New York Stock Exchange to commence within 30 days after the Notes are first issued. We have been advised by the underwriters that they presently intend to make a market in the Notes prior to the commencement of trading on the New York Stock Exchange. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Notes.

No Sales of Similar Securities

          We have agreed with each of the underwriters that during the period beginning on the date of this prospectus and continuing to and including the date 30 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided under the terms of the underwriting agreement, any securities that are substantially similar to the Notes without the prior written consent of the representatives.

Price Stabilization, Short Positions and Penalty Bids

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Settlement

          We expect that delivery of the Notes will be made to investors on or about January 22, 2013, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as "T+5"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing of the Notes or on the next succeeding business day will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Other Relationships

          The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Affiliates of all the underwriters are lenders under our revolving credit facility and, in that respect, will receive a portion of the proceeds from this offering through the repayment of borrowings outstanding under our revolving credit facility.

          In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

United Kingdom

          This prospectus supplement and the accompanying prospectus have not been approved by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

          The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

          An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the Issuer or the Guarantors.

European Economic Area

          In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state) with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

          provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression "2010 PD Amending Directive" means Directive 2010/73/EU.

          We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

LEGAL MATTERS

          Andrews Kurth LLP, Houston, Texas, will issue opinions about the validity of the Notes and various legal matters in connection with the offering on our behalf. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

          The consolidated financial statements of NuStar Energy L.P. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

          Certain matters discussed in this prospectus and the documents incorporated herein by reference, excluding historical information, contain certain estimates, predictions, assumptions and other forward-looking statements that involve risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this prospectus.

          Forward-looking statements can generally be identified by words such as "anticipates," "believes," "budgets," "could," "estimates," "expects," "forecasts," "intends," "plans," "projects," and "should" or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.

          Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this prospectus or the documents incorporated herein by reference. These risks and uncertainties include, among other things:

  •
  any significant decrease in the amount of crude oil, refined products and anhydrous ammonia transported in our pipelines;

  •
  any significant decrease in the throughput volumes in our terminals and storage facilities;

  •
  the exposure to trading losses and hedging losses as a result of the marketing and trading of refined products, and any non-compliance with our risk management policies;

  •
  any significant decrease in the demand for crude oil, refined products and anhydrous ammonia;

  •
  the effect of worldwide energy conservation measures;

  •
  any significant increase in our operating costs;

  •
  any changes in laws and regulations to which we are subject, including federal, state and local tax laws, safety, environmental and employment laws;

  •
  actions by regulatory agencies;

  •
  the volatility of commodity prices;

  •
  the seasonality of the Asphalt JV's business and associated working capital requirements;

  •
  our significant leverage and restrictions in our debt agreements and additional ratings downgrades, if any;

  •
  any substantial costs related to environmental risks, including increased costs of compliance;

  •
  unexpected costs associated with acquisitions or the inability to successfully integrate acquired assets or business as expected;

  •
  terrorist attacks, threat of war or terrorist attacks or political or other disruptions that limit crude oil production; and

  •
  accidents, shutdowns or closures affecting our pipelines, terminals, machinery or equipment.

          Additional information about risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statements is contained under the caption "Risk Factors" in this prospectus supplement and the accompanying base prospectus, in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011 and in our other filings with the SEC that are incorporated herein by reference. The forward-looking statements included in this prospectus supplement and the documents incorporated herein by reference are only made as of the date of such documents and, except as required by securities laws, we undertake no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

          NuStar Energy, NuStar Logistics and NuPOP have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the Notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, NuStar Energy files annual, quarterly and other reports and other information with the SEC. You may read and copy any document NuStar Energy files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. NuStar Energy's SEC filings are available on the SEC's web site at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the completion or termination of the offering under this prospectus.

  •
  Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2011;

  •
  Quarterly Reports on Form 10-Q (File No. 001-16417) for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

  •
  Current Reports on Form 8-K (File No. 001-16417) filed on January 30, 2012, January 31, 2012, February 1, 2012; February 7, 2012 (except with respect to the information furnished under Item 7.01), May 8, 2012, June 12, 2012, July 6, 2012, September 4, 2012, September 10, 2012, October 4, 2012, December 19, 2012 and January 14, 2013.

          Each of these documents is available from the SEC's website and public reference rooms described above. Through our website http://www.nustarenergy.com, you can access electronic copies of documents NuStar Energy files with the SEC, including NuStar Energy's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 19003 IH-10 West, San Antonio, Texas 78257; Telephone (210) 918-2000.

PROSPECTUS

NUSTAR ENERGY L.P.
Common Units Representing Limited Partner Interests

NUSTAR LOGISTICS, L.P.
Debt Securities

NUSTAR PIPELINE OPERATING PARTNERSHIP, L.P.
Debt Securities

        NuStar Energy L.P. may, in one or more offerings, offer and sell common units representing limited partner interests in NuStar Energy L.P. NuStar Energy L.P. common units are listed for trading on the New York Stock Exchange under the symbol "NS."

        NuStar Logistics, L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by one or more of us or NuStar Pipeline Operating Partners, L.P.

        NuStar Pipeline Operating Partners, L.P. may, in one or more offerings, offer and sell its debt securities, which will be fully and unconditionally guaranteed by one or more of us or NuStar Logistics, L.P.

        We will provide information in the related prospectus supplement for the trading market, if any, for any debt securities NuStar Logistics, L.P. or NuStar Pipeline Operating Partners, L.P. may offer.

        We will offer the securities in amounts and at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we will offer the securities, and also may add, update or change information contained in this prospectus.

        You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Investing in these securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase these securities, please see "Risk Factors," beginning on page 4 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2010.

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

        The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled "Where You Can Find More Information."

        In this prospectus, references to "NuStar Energy," "we," "us" and "our" mean NuStar Energy L.P. and its consolidated subsidiaries, unless otherwise noted. References to "NuStar Logistics" mean NuStar Logistics, L.P. References to "NPOP" mean NuStar Pipeline Operating Partnership, L.P.

ABOUT NUSTAR ENERGY L.P., NUSTAR LOGISTICS, L.P. AND NUSTAR PIPELINE OPERATING PARTNERSHIP, L.P.

        NuStar Energy is a publicly held Delaware limited partnership engaged in the terminalling and storage of petroleum products, the transportation of petroleum products and anhydrous ammonia, and asphalt and fuels marketing. We conduct our operations through our wholly owned subsidiaries, primarily NuStar Logistics and NPOP.

        Our operations are managed by NuStar GP, LLC, the general partner of Riverwalk Logistics, L.P., our general partner. NuStar GP, LLC is a wholly owned subsidiary of NuStar GP Holdings, LLC, a publicly traded limited liability company (NYSE: NSH).

        Our principal executive offices are located at 2330 North Loop 1604 West, San Antonio, Texas 78248, and our telephone number is (210) 918-2000.

 WHERE YOU CAN FIND MORE INFORMATION

        We, NuStar Logistics and NPOP have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the Securities Act), regarding the common units and debt securities. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a website on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        NuStar Logistics and NPOP are not reporting companies under the Securities Exchange Act of 1934, as amended. However, we file with or furnish to the SEC periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. NuStar Energy's website on the Internet is located at http://www.nustarenergy.com and NuStar Energy makes its periodic reports and other information filed with or furnished to the SEC available, free of charge, through its website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on NuStar Energy's website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

        NuStar Energy intends to furnish or make available to its unitholders annual reports containing our audited financial statements and furnish or make available to its unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three quarters of each fiscal year.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents filed by NuStar Energy that are listed below and any future filings made by NuStar Energy with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold, prior to the termination of the offerings under this prospectus:

  •
  Registration Statement on Form 8-A (File No. 001-16417) filed on March 30, 2001;

  •
  Annual Report on Form 10-K (File No. 001-16417) for the year ended December 31, 2009, filed on February 26, 2010;

  •
  Quarterly Report on Form 10-Q (File No. 001-16417) for the quarter ended March 31, 2010, filed on May 6, 2010; and

  •
  Current Reports on Form 8-K (File No. 001-16417) filed on February 2, 2010 and March 2, 2010.

        Each of these documents is available from the SEC's website and public reference rooms described above. Through our website, http://www.nustarenergy.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, NuStar Energy L.P., at our principal executive office, which is: 2330 North Loop 1604 West, San Antonio, Texas 78248; Telephone (210) 918-2000.

 RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most-recent annual report on Form 10-K, in our quarterly reports on Form 10-Q and in our current reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

        If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue," "intend," "forecast," "project," "potential" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the "Risk Factors" section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any prospectus supplement. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, are "forward-looking" statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. You are cautioned not to place undue reliance on such forward-looking statements.

        Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

	Fiscal Years
						Three Months ended March 31, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	3.5x	3.0x	2.6x	3.2x	3.3x	2.0x

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including amounts capitalized and amortization of debt costs) and the portion of rental expense representing the interest factor; and

  •
  "earnings" represent the aggregate of pre-tax income from continuing operations (before adjustment for income from equity investees), fixed charges, amortization of capitalized interest and distributions from equity investees, less capitalized interest.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, NuStar Energy, NuStar Logistics and NPOP expect to use the net proceeds from the sale of NuStar Energy common units and NuStar Logistics and NPOP debt securities, as the case may be, for general partnership purposes, which may include, among other things:

  •
  the repayment of outstanding indebtedness;

  •
  working capital;

  •
  capital expenditures; and

  •
  acquisitions.

        The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF NUSTAR ENERGY COMMON UNITS

Number of Units

        As of May 1, 2010, we had 60,210,549 common units outstanding, of which 10,223,020 are held by our general partner and its affiliates. The common units represent an aggregate 98% limited partner interest in NuStar Energy and the general partner has a 2% general partner interest in NuStar Energy.

        Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group, except our general partner, owns beneficially 20% or more of all common units, the common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

        Removal of our general partner requires:

  •
  a vote of not less than a majority of all outstanding common units, excluding the common units held by affiliates of our general partner; and

  •
  the election of a successor general partner by the holders of a majority of the outstanding common units, excluding the units held by affiliates of our general partner.

Listing

        Our outstanding common units are listed on The New York Stock Exchange (NYSE) under the symbol "NS." Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare, LLC.

 CASH DISTRIBUTIONS

Distributions of Available Cash

  General

        Within 45 days after the end of each quarter, NuStar Energy will distribute all of its available cash to its partners of record on the applicable record date.

  Definition of Available Cash

        Available cash is defined in NuStar Energy's partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents on hand at the end of such quarter, plus any working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that NuStar Energy's general partner deems necessary or appropriate to:

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  provide for the proper conduct of NuStar Energy's business, including reserves for future capital expenditures and anticipated credit needs;

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  comply with applicable law or any debt instrument or other agreement or obligation; or

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  provide funds for distributions with respect to any one or more of the next four fiscal quarters.

  Intent to Distribute the Minimum Quarterly Distribution

        NuStar Energy's policy is, to the extent it has sufficient available cash from operating surplus, as defined below, to distribute to each common unit at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that NuStar Energy will pay the minimum quarterly distribution on the common units in any quarter and NuStar Energy may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of NuStar Energy's indebtedness.

Operating Surplus and Capital Surplus

  General

        Cash distributions are characterized as distributions from either operating surplus or capital surplus. NuStar Energy distributes available cash from operating surplus differently than available cash from capital surplus.

  Definition of Operating Surplus

        Operating surplus is defined in NuStar Energy's partnership agreement and generally means, with respect to any period ending prior to the dissolution of NuStar Energy:

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  $10 million plus all cash and cash equivalents on hand as of the close of business on April 16, 2001, the closing date of its initial public offering of its common units;

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  plus all cash receipts since April 16, 2001, other than from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets;

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  plus all cash receipts resulting from working capital borrowings after the end of such period but on or before the date of determination of the operating surplus for such period;

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  less all operating expenditures since April 16, 2001; and

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  less the amount of cash reserves that NuStar Energy's general partner deems necessary or advisable to provide funds for future operating expenditures.

  Definition of Capital Surplus

        Capital surplus of NuStar Energy will generally be generated only by:

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  borrowings other than working capital borrowings;

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  sales of debt and equity securities; and

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  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

  Characterization of Cash Distributions

        To avoid the difficulty of trying to determine whether the available cash that NuStar Energy distributes is from operating surplus or from capital surplus, all available cash that NuStar Energy distributes on any date from any source is treated as a distribution of cash from operating surplus until the sum of all available cash theretofore distributed equals the operating surplus calculated as of the end of the fiscal quarter with respect to which such distribution is being made. Any remaining amounts of available cash distributed on such date will be treated as cash from capital surplus and will be distributed accordingly.

        If at any time (i) a hypothetical holder of a common unit acquired on April 16, 2001 has received distributions of available cash from capital surplus in an aggregate amount equal to the $24.50 initial public offering price of the common units, and (ii) each common unit then outstanding has received an amount equal to any cumulative arrearage existing with respect to the common units, then the distinction between operating surplus and capital surplus will cease, and all subsequent distributions of available cash will be treated as distributions of cash from operating surplus and will be distributed accordingly. To date there have been no distributions from capital surplus, and NuStar Energy does not anticipate that there will be significant distributions from capital surplus in the future.

Distributions of Available Cash from Operating Surplus

        NuStar Energy will make distributions of available cash from operating surplus as follows:

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  First, 98% to the unitholders, pro rata, and 2% to the general partner, until NuStar Energy has distributed for each outstanding unit an amount equal to the minimum quarterly distribution of $0.60 for that quarter;

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  Second, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, and 2% to the general partner, until NuStar Energy has distributed with respect to each unit then outstanding an amount equal to the excess of the first target distribution ($0.66 per unit) over the minimum quarterly distribution; and

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  Thereafter, 75% to all unitholders, pro rata, 23% to the holders of the incentive distribution rights, and 2% to the general partner.

        If the minimum quarterly distribution and the first target distribution have been reduced to zero under the terms of the partnership agreement, then any distribution of available cash from operating surplus will be made solely in accordance with the final bullet point above.

        The minimum quarterly distribution and the first target distribution are subject to adjustment as described below in "—Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels."

Distributions of Available Cash from Capital Surplus

  How Distributions from Capital Surplus are Made

        NuStar Energy makes distributions of available cash from capital surplus in the following manner:

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  First, 98% to all unitholders, pro rata, and 2% to the general partner, until a hypothetical holder of a common unit acquired on April 16, 2001 has received an aggregate amount equal to the $24.50 initial public offering price of the common units;

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  Second, 98% to the common unitholders, pro rata, and 2% to the general partner, until there has been distributed with respect to each common unit then outstanding an amount equal to any cumulative arrearage existing with respect to the common units; and

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  Thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

  Effect of a Distribution from Capital Surplus

        NuStar Energy's partnership agreement treats a distribution of cash from capital surplus on a common unit as the repayment of the initial public offering price of such common unit, which is a return of capital. The initial public offering price less any distributions of cash from capital surplus per common unit is referred to as "unrecovered initial unit price" or "unrecovered capital." Each time a distribution of cash from capital surplus is made on a common unit, the minimum quarterly distribution and the first target distribution for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Because distributions of cash from capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for NuStar Energy's general partner to receive incentive distributions. However, any distribution by NuStar Energy of capital surplus before the unrecovered capital is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

        If at any time NuStar Energy makes a distribution of cash from capital surplus in an amount equal to the then current unrecovered capital, the minimum quarterly distribution and the first target distribution will be reduced to zero. As a result, all future distributions will be made from operating surplus, with 75% being paid to all unitholders, pro rata, 23% to the general partner as the holder of incentive distribution rights, pro rata, and 2% to the general partner.

Incentive Distribution Rights

        Incentive distribution rights are non-voting limited partner interests that were issued to NuStar Energy's general partner in connection with the transfer of its general partnership interest in the operating partnership to NuStar Energy. Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been achieved. The general partner as the holder of incentive distribution rights is paid in the manner described in "—Distributions of Available Cash from Operating Surplus" above.

        Prior to March 31, 2011, the general partner may not transfer (other than to affiliates, in a merger or the sale of all assets) the incentive distribution rights without the approval of the majority of the common units (excluding the general partner's common units) then outstanding.

Adjustment of the Minimum Quarterly Distribution and Target Distribution Levels

        NuStar Energy's minimum quarterly distribution is $0.60 per unit, subject to adjustment. NuStar Energy's first target distribution is $0.66 per unit, subject to adjustment. NuStar Energy has no other target distribution levels.

        In addition to reductions of the minimum quarterly distribution and first target distribution level made upon a distribution of available cash from capital surplus, as described above, if NuStar Energy distributes units to its unitholders, combines its units into fewer units or subdivides its units into a greater number of units, NuStar Energy will proportionately adjust:

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  the minimum quarterly distribution;

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  the first target distribution level;

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  any common unit arrearage;

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  any cumulative common unit arrearage; and

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  the unrecovered capital.

        For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, the first target distribution level, any common unit arrearage, any cumulative common unit arrearage and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes NuStar Energy and/or the operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then NuStar Energy will reduce the then-applicable minimum quarterly distribution and the first target distribution level by multiplying the same by one minus the sum of (a) the highest marginal federal corporate (or other) income tax rate that could apply plus (b) any increase in the effective overall state and local income tax rates. For example, if NuStar Energy became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the first target distribution level would each be reduced to 65% of their previous levels.

Distributions of Cash upon Liquidation

        If NuStar Energy dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation, and the partner's capital account balances will be adjusted to reflect any resulting gain or loss. NuStar Energy will first apply the proceeds of liquidation to the payment of its creditors (including partners) in the order of priority provided in the partnership agreement and by law and, thereafter, it will distribute any remaining proceeds to its partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as adjusted. The manner of adjustment of capital accounts is set forth in NuStar Energy's partnership agreement.

  Manner of Adjustments for Gain

        Upon its liquidation, NuStar Energy will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) in the following manner:

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  first, to each partner having a negative balance in its capital account, in the proportion that such negative balance bears to the total negative balances of all partners, until each partner has been allocated net gain equal to its negative balance;

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  second, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

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  the unrecovered capital with respect to such common unit;

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  the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs; and

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  the amount of any cumulative arrearage existing with respect to the common units;

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  third, 90% to all unitholders, pro rata, 8% to the holders of the incentive distribution rights, pro rata, and 2% to the general partner, until the capital account for each common unit then outstanding is equal to the sum of:

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  the unrecovered capital with respect to each common unit;

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  the amount of any unpaid minimum quarterly distribution for the quarter during which the liquidation occurs;

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  the amount of any cumulative arrearage existing with respect to the common units; and

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  the excess of (a) the first target distribution less the minimum quarterly distribution for each quarter of the partnership's existence, over (b) the cumulative per unit amount of any distributions of available cash from operating surplus that were distributed 90% to all unitholders, pro rata, 8% to the holders of incentive distribution rights, pro rata, and 2% to the general partner; and

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  thereafter, 75% to all unitholders, pro rata, 23% to the holders of incentive distribution rights, pro rata, and 2% to the general partner.

  Manner of Adjustments for Losses

        Upon its liquidation, NuStar Energy will allocate any loss in the following manner:

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  first, 98% to the common unitholders, pro rata, and 2% to the general partner, until the capital account for each common unit has been reduced to zero; and

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  thereafter, 100% to the general partner.

  Adjustments to Capital Accounts

        In addition, interim adjustments to capital accounts will be made at the time NuStar Energy issues additional partnership interests or makes distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in NuStar Energy, distributions of property by NuStar Energy, or upon NuStar Energy's liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the NuStar Energy partnership agreement. NuStar Energy's partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part.

Organization and Duration

        NuStar Energy was organized in December 1999 and will continue until dissolved under the terms of its partnership agreement.

Purpose

        NuStar Energy's stated purposes under its partnership agreement are to serve as a partner of its operating partnerships and to engage in any business activities that may be engaged in by its operating partnerships or that are approved by the general partner, provided that the general partner must reasonably determine that such activity generates or enhances the operations of an activity that generates "qualifying income," as this term is defined in Section 7704 of the Internal Revenue Code.

        NuStar Energy's general partner is authorized in general to perform all acts deemed necessary to carry out NuStar Energy's purposes and to conduct NuStar Energy's business.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of NuStar Energy. The power of attorney also grants the general partner and the liquidator the authority to amend the partnership agreement, and to make consents and waivers under the partnership agreement.

Capital Contributions

        NuStar Energy's unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of NuStar Energy's business within the meaning of the Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware law, and that he otherwise acts in conformity with the provisions of NuStar Energy's partnership agreement, his liability under the Delaware law will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to NuStar Energy for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the NuStar Energy limited partners as a group:

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  to remove or replace the general partner;

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  to approve some amendments to the partnership agreement; or

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  to take other action under the partnership agreement;

constituted "participation in the control" of NuStar Energy's business for the purposes of the Delaware law, then the limited partners could be held personally liable for NuStar Energy's obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with NuStar Energy who reasonably believe that the limited partner is a general partner.

        Neither NuStar Energy's partnership agreement nor the Delaware law specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware law, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware law provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware law provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware law shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware law, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        NuStar Energy's operating subsidiaries conduct business or own assets in the United States, Canada, Mexico, the Netherland Antilles, the Netherlands and the United Kingdom. Maintenance of NuStar Energy's limited liability as a limited partner or member, respectively, of its operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partner or member have not been clearly established in many jurisdictions. If it were determined that NuStar Energy was, by virtue of NuStar Energy's ownership interest in the operating subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace NuStar Energy's general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted "participation in the control" of NuStar Energy's business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for NuStar Energy's obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. NuStar Energy will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        NuStar Energy's partnership agreement authorizes NuStar Energy to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners.

        It is possible that NuStar Energy will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units NuStar Energy issues will be entitled to share equally with the then-existing holders of common units in NuStar Energy's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in NuStar Energy's net assets.

        There are no restrictions under the partnership agreement on the ability of the general partner to issue common units or common units junior or senior to the common units.

        In accordance with Delaware law and the provisions of the partnership agreement, NuStar Energy may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities, the general partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in NuStar Energy and NuStar Logistics. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that NuStar Energy issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

  General

        Amendments to the partnership agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the common units.

        We refer to the voting provision described above as a "unit majority."

  Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NuStar Energy to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion;

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  change the term of NuStar Energy;

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  provide that NuStar Energy is not dissolved upon an election to dissolve NuStar Energy by the general partner that is approved by the holders of a majority of the outstanding common units; or

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  give any person the right to dissolve NuStar Energy other than the general partner's right to dissolve NuStar Energy with the approval of the holders of a majority of the outstanding common units.

        The provision of the partnership agreement preventing the amendments having the effects described in the five bullets above can be amended upon the approval of the holders of at least 90% of the outstanding common units voting together as a single class.

  No Unitholder Approval

        The general partner may generally make amendments to the partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in the name of NuStar Energy, the location of the principal place of business of NuStar Energy, the registered agent or the registered office of NuStar Energy;

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  the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

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  a change that, in the sole discretion of the general partner, is necessary or advisable to qualify or continue the qualification of NuStar Energy as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither NuStar Energy nor NuStar Logistics will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of counsel to NuStar Energy, to prevent NuStar Energy, the general partner, NuStar GP, LLC, or any of the directors, officers, agents or trustees of NuStar GP, LLC from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the general partner is necessary or advisable for the authorization of additional limited or general partner interests;

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  any amendment expressly permitted in the partnership agreement to be made by the general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

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  any amendment that, in the discretion of the general partner, is necessary or advisable for the formation by NuStar Energy of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

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  a change in the fiscal year or taxable year of NuStar Energy and related changes; and

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  any other amendments substantially similar to any of the matters described above.

        In addition, the general partner may make amendments to the partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

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  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

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  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in the best interests of NuStar Energy and the limited partners;

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  are necessary or advisable for any action taken by the general partner relating to splits or combinations of common units under the provisions of the partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

  Opinion of Counsel and Unitholder Approval

        The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in NuStar Energy being treated as an entity for federal income tax purposes if one of the amendments described above under "—Amendment of the Partnership Agreement" should occur. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the common units unless NuStar Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in NuStar Energy or cause NuStar Energy or its operating subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of common units will require the approval of at least a majority of the type or class of common units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

  Merger/Consolidation

        A merger or consolidation of NuStar Energy requires the prior approval of NuStar Energy's general partner. The general partner must also approve the merger agreement, which must include certain information as set forth in NuStar Energy's partnership agreement. Once approved by the general partner, the merger agreement must be submitted to a vote of NuStar Energy's limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or Delaware law).

        Unit Majority.    A unit majority consists of at least a majority of the outstanding common units.

  Disposal of Assets

        Except in connection with a dissolution and liquidation of the partnership or a duly approved merger, NuStar Energy's general partner may not (a) sell, exchange or otherwise dispose of all or substantially all of NuStar Energy's assets in a single transaction or a series of related transactions, or (b) approve on behalf of the partnership the sale, exchange or other disposition of all or substantially all of the assets of the operating partnership without the approval of the holders of a unit majority. However, the general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the partnership or operating partnership without the approval of the unitholders. In addition, the general partner may sell any or all of the assets of the partnership or operating partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.

Termination and Dissolution

        NuStar Energy will continue in existence as a limited partnership until terminated under its partnership agreement. NuStar Energy will dissolve upon:

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  the election of the general partner to dissolve NuStar Energy, if approved by the holders of common units representing a unit majority;

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  the sale, exchange or other disposition of all or substantially all of the assets and properties of NuStar Energy;

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  the entry of a decree of judicial dissolution of NuStar Energy; or

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  the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under the last clause above, the holders of common units representing a unit majority may also elect, within specific time limitations, to reconstitute NuStar Energy and continue its business on the same terms and conditions described in the partnership agreement by forming a new limited partnership on terms identical to those in the partnership agreement and having as general partner an entity approved by the holders of common units representing a unit majority, subject to receipt by NuStar Energy of an opinion of counsel to the effect that:

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  the action would not result in the loss of limited liability of any limited partner; and

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  neither NuStar Energy, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon its dissolution, unless NuStar Energy is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up NuStar Energy's affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate NuStar Energy's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy of NuStar Energy—Distributions of Cash upon Liquidation." The liquidator may defer liquidation or distribution of NuStar Energy's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Except as described below, NuStar Energy's general partner has agreed not to withdraw voluntarily as general partner of NuStar Energy or as the general partner of any operating subsidiary prior to March 31, 2011 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2011, NuStar Energy's general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, NuStar Energy's general partner may withdraw without unitholder approval upon 90 days' notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits the general partner in some instances to sell or otherwise transfer all of its general partner interest in NuStar Energy without the approval of the unitholders. Please read "—Transfer of General Partner Interests."

        Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in NuStar Energy, the holders of common units representing a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, NuStar Energy will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of NuStar Energy and to appoint a successor general partner. Please read "—Termination and Dissolution."

        If the general partner withdraws under circumstances where such withdrawal does not violate the partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner withdraws under circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If such general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

        The general partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of the outstanding common units, and NuStar Energy receives an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

        If the general partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests and incentive distribution rights for cash. If the general partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner. If the general partner interests and incentive distribution rights are not purchased by the successor general partner, they will be converted into common units.

        "Cause" is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the general partner.

        Withdrawal or removal of the general partner of NuStar Energy also constitutes withdrawal or removal of the general partner of NuStar Logistics.

        In addition, NuStar Energy will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of NuStar Energy.

Transfer of General Partner Interests

        Prior to March 31, 2011, NuStar Energy's general partner may not transfer all or any part of its general partner interest unless such transfer (a) has been approved by the prior written consent or vote of the holders of at least a majority of the outstanding common units (excluding any common units held by the general partner or its affiliates) or (b) is of all, but not less than all, of its general partner interest to (i) an affiliate of the general partner or (ii) another person in connection with the merger or consolidation of the general partner with or into such person or the transfer by the general partner of all or substantially all of its assets to such person.

        On or after March 31, 2011, NuStar Energy's general partner may transfer all or any part of its general partner interest in NuStar Energy without unitholder approval.

        No transfer by NuStar Energy's general partner of all or any part of its general partner interest is permitted unless (a) the transferee agrees to assume the rights and duties of the general partner and be bound by the partnership agreement and (b) the partnership receives an opinion of counsel regarding limited liability and tax matters.

Change of Management Provisions

        NuStar Energy's partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change management, including the following:

  •
  Any units held by a person that owns 20% or more of any class of units then outstanding, other than the general partner and its affiliates, cannot be voted on any matter.

  •
  The partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about the partnership's operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Limited Call Right

        If at any time NuStar Energy's general partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the general partner will have the right (which right it may assign and transfer to the partnership or any affiliate of the general partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by the general partner will be selected by the general partner, and the general partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (a) the current market price (as defined in the partnership agreement) of the limited partner interests of that class as of the date three days prior to the date the general partner mails notice of its election to purchase the interests and (b) the highest price paid by the general partner or any of its affiliates for any limited partner interest of that class purchased within the 90 days preceding the date the general partner mails notice of its election to purchase the interests.

Meetings; Voting

        Special meetings of NuStar Energy's limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. The general partner must send notice of any meeting to the limited partners, and a meeting may not be held less than 10 days nor more than 60 days after the mailing of the notice. For the purpose of determining the limited partners entitled to notice of, and to vote at, a meeting of the limited partners (or to give written approvals without a meeting as described below), the general partner will set a record date, which may not be less than 10 nor more than 60 days before the date of the meeting (or the date by which the limited partners are requested to submit written approvals). Only record holders of limited partner interests on such record date are entitled to notice of, and to vote at, a meeting of the limited partners (or to vote on any action to be taken without a meeting).

        If authorized by the general partner, any action that may be taken at a meeting of limited partners may be taken without a meeting by obtaining approval in writing of the necessary percentage of the limited partners that would be required to authorize or take the action at a meeting of the limited partners.

        Each record holder of a limited partner interest has a vote according to his percentage interest in the partnership. Limited partner interests held for a person's account by another person (such as a broker, dealer, or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage). At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required.

        NuStar Energy unitholders have no right to elect NuStar Energy's general partner on an annual or other continuing basis. NuStar Energy's partnership agreement explicitly authorizes the general partner to issue limited partner interests having special or superior voting rights without the consent of the limited partners.

Transfer of Units and Status as a Limited Partner or Assignee

        No transfer of NuStar Energy limited partner interests will be recognized by the partnership unless certificate(s) representing those limited partnership interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of NuStar Energy limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the partnership agreement, and gives the consents and approvals and makes the waivers contained in the partnership agreement. Transferees may hold common units in nominee accounts.

        Once a transferee has executed and delivered a transfer application in accordance with the partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of the general partner and the recordation of the name of the assignee on NuStar Energy's books and records. Such consent may be withheld in the sole discretion of the general partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in NuStar Energy equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. NuStar Energy's general partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.

        Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of the general partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.

Non-Citizen Assignees; Redemption

        If NuStar Energy is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that NuStar Energy has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, NuStar Energy may redeem the common units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon NuStar Energy's liquidation.

Indemnification

        Under the partnership agreement, in most circumstances, NuStar Energy will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  the general partner;

  •
  any departing general partner;

  •
  any person who is or was an affiliate of the general partner or any departing general partner;

  •
  any person who is or was a partner, officer, director, employee, agent, or trustee of the general partner, NuStar GP, LLC, or departing general partner or any affiliate of the general partner, NuStar GP, LLC, or departing general partner; or

  •
  any person who is or was serving at the request of the general partner or departing general partner or any affiliate of the general partner or departing general partner as an officer, director, employee, member, partner, agent, or trustee of another person.

        Any indemnification under these provisions will only be out of NuStar Energy's assets. Unless it otherwise agrees in its sole discretion, the general partner shall not be personally liable for any of NuStar Energy's indemnification obligations, nor have any obligation to contribute or loan funds or assets to NuStar Energy to enable NuStar Energy to effectuate indemnification. NuStar Energy is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether NuStar Energy would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

        The general partner is required to keep appropriate books of NuStar Energy's business at NuStar Energy's principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, NuStar Energy's fiscal year is the calendar year.

        NuStar Energy will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, NuStar Energy will also furnish or make available summary financial information within 90 days after the close of each quarter.

        NuStar Energy will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. NuStar Energy's ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying it with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies NuStar Energy with information.

Right to Inspect NuStar Energy's Books and Records

        The partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of NuStar Energy's tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of the partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of NuStar Energy's business and financial condition; and

  •
  any other information regarding NuStar Energy's affairs as is just and reasonable.

        The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in NuStar Energy's best interests or which NuStar Energy is required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the partnership agreement, NuStar Energy has agreed to register for resale under the Securities Act of 1933, as amended, and applicable state securities laws any common units or other partnership securities proposed to be sold by the general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Riverwalk Logistics, L.P. as the general partner of NuStar Energy. NuStar Energy is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

        Riverwalk Logistics, L.P., the general partner of NuStar Energy, has a legal duty to manage NuStar Energy in a manner beneficial to NuStar Energy's unitholders. This legal duty originates in statutes and judicial decisions and is commonly referred to as a "fiduciary" duty. However, because Riverwalk Logistics is indirectly owned by NuStar GP Holdings, LLC ("NuStar GP Holdings"), the officers and directors of Riverwalk Logistics' general partner, NuStar GP, LLC, also have fiduciary duties to manage the business of Riverwalk Logistics in a manner beneficial to NuStar GP Holdings and its public unitholders. As a result of this relationship, conflicts of interest may arise between NuStar Energy's general partner and its affiliates, including NuStar GP Holdings' public unitholders, on the one hand, and NuStar Energy and its limited partners, including the public unitholders, on the other hand.

        NuStar Energy's partnership agreement contains provisions that allow the general partner to take into account the interests of parties in addition to NuStar Energy in resolving conflicts of interest. In effect, these provisions limit the general partner's fiduciary duties to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. Whenever a conflict arises between the general partner or its affiliates, on the one hand, and NuStar Energy or any other partner, on the other hand, the general partner will resolve that conflict.

Resolution of Conflicts of Interest

        The general partner will not be in breach of its obligations under the partnership agreement or its duties to NuStar Energy or the unitholders if the resolution of the conflict is considered to be fair and reasonable to NuStar Energy. Any resolution is considered to be fair and reasonable to NuStar Energy if that resolution is:

  •
  approved by a conflicts committee consisting of three independent directors of NuStar GP, LLC, although no party is obligated to seek approval and the general partner may adopt a resolution or course of action that has not received approval;

  •
  on terms no less favorable to NuStar Energy than those generally being provided to or available from unrelated third parties; or

  •
  fair to NuStar Energy, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to NuStar Energy.

        In resolving a conflict, the general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

  •
  the relative interests of the parties involved in the conflict or affected by the action;

  •
  any customary or accepted industry practices or historical dealings with a particular person or entity; and

  •
  generally accepted accounting principles and other factors it considers relevant, if applicable.

        Conflicts of interest could arise in the situations described below, among others.

  Actions taken by the general partner may affect the amount of cash available for distribution to unitholders or accelerate the right to convert subordinated units.

        The amount of cash that is available for distribution to unitholders is affected by decisions of the general partner regarding:

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings;

  •
  issuance of additional units; and

  •
  the creation, decrease or increase of reserves in any quarter.

        In addition, borrowings by NuStar Energy do not constitute a breach of any duty owed by the general partner to the unitholders, including borrowings that have the purpose or effect of enabling the general partner to receive distributions or the incentive distribution rights.

        The partnership agreement provides that NuStar Energy may borrow funds from the general partner and its affiliates. The general partner and its affiliates may not borrow funds from NuStar Energy.

  We do not have any employees and rely on the employees of the general partner and its affiliates.

        We do not have any officers or employees and rely solely on officers and employees of NuStar GP, LLC, and its affiliates. Affiliates of the general partner may conduct businesses and activities of their own in which we have no economic interest. In the future, if these separate activities were significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to the general partner and NuStar GP, LLC.

  We reimburse NuStar GP LLC for expenses and costs incurred on our behalf.

        Under NuStar Energy's partnership agreement, we reimburse NuStar Energy's general partner and its affiliates for costs incurred in managing and operating NuStar Energy and its subsidiaries. The partnership agreement provides that the general partner will determine the expenses that are allocable to it in any reasonable manner determined by the general partner in its sole discretion.

  The general partner intends to limit its liability regarding NuStar Energy's obligations.

        The general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to all or particular assets of NuStar Energy, and not against the general partner or its assets. NuStar Energy's partnership agreement provides that any action taken by the general partner to limit its liability is not a breach of the general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

  Common unitholders will have no right to enforce obligations of the general partner and its affiliates under agreements with NuStar Energy.

        Any agreements between NuStar Energy on the one hand, and the general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from NuStar Energy, the right to enforce the obligations of the general partner and its affiliates in favor of NuStar Energy. Therefore, the general partner, in its capacity as the general partner of NuStar Energy, will be primarily responsible for enforcing these obligations.

  Contracts between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are not the result of arm's-length negotiations.

        Neither the NuStar Energy partnership agreement nor any of the other agreements, contracts and arrangements between NuStar Energy, on the one hand, and the general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

  Common units are subject to the general partner's limited call right.

        The general partner may exercise its right to call and purchase common units as provided in NuStar Energy's partnership agreement or assign this right to one of its affiliates or to us. The general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a consequence, a common unitholder may have his common units purchased from him at an undesirable time or price.

  NuStar GP Holdings may compete with NuStar Energy.

        NuStar Energy entered into a Non-Compete Agreement with NuStar GP Holdings on July 19, 2006. Under the Non-Compete Agreement, NuStar GP Holdings has a right of first refusal with respect to the potential acquisition of general partner and other equity interests in publicly traded partnerships under common ownership with the general partner interest. NuStar Energy has a right of first refusal with respect to the potential acquisition of assets that relate to the transportation, storage or terminalling of crude oil, feedstocks or refined petroleum products (including petrochemicals) in the United States and internationally. With respect to any other business opportunities, neither NuStar Energy nor NuStar GP Holdings are prohibited from engaging in any business, even if NuStar Energy and NuStar GP Holdings would have a conflict of interest with respect to such other business opportunity.

  Fiduciary duties owed to unitholders by the general partner are prescribed by law and NuStar Energy's partnership agreement.

        The general partner is accountable to NuStar Energy and its unitholders as a fiduciary. These limited fiduciary duties are very different from the more familiar duties of a corporate board of directors, which must always act in the best interests of the corporation and its stockholders.

Fiduciary Duties

        Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, generally requires a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, generally prohibits a general partner from taking any action or engaging in any transaction where a conflict of interest is present. The Delaware Revised Uniform Limited Partnership Act (referred to herein as the Delaware Act) generally provides that a limited partner may institute legal action on a partnership's behalf to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties owed by a general partner to limited partners and the partnership.

        Fiduciary standards may be modified by the NuStar Energy partnership agreement. NuStar Energy's partnership agreement contains various provisions restricting the fiduciary duties that might otherwise be owed by the general partner. The following is a summary of the material restrictions of the fiduciary duties owed by the general partner to the limited partners:

        The partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits the general partner to make a number of decisions in its "sole discretion," such as:

  •
  the incurrence of indebtedness;

  •
  the acquisition or disposition of assets, except for the disposition of all of the assets of the partnership which requires unitholder approval;

  •
  the negotiation of any contracts;

  •
  the disposition of partnership cash; and

  •
  the purchase or disposition of partnership securities, other than issuance of securities senior to the common units.

        Sole discretion entitles the general partner to consider only the interests and factors that it desires and it does not have a duty or obligation to give any consideration to any interest of, or factors affecting, NuStar Energy, its affiliates or any limited partner, including the public unitholders. Other provisions of NuStar Energy's partnership agreement provide that the general partner's actions must be carried out in its reasonable discretion.

        The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be "fair and reasonable" to NuStar Energy under the factors previously set forth. In determining whether a transaction or resolution is "fair and reasonable" the general partner may consider interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner will not constitute a breach of its fiduciary duty.

        In addition to the other more specific provisions limiting the obligations of the general partner, the partnership agreement further provides that the general partner and the officers and directors of NuStar GP, LLC will not be liable for monetary damages to NuStar Energy, the limited partners or assignees for errors of judgment or for any acts or omissions if the general partner and those other persons acted in good faith.

        NuStar Energy is required to indemnify the general partner and NuStar GP, LLC and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the general partner and NuStar GP, LLC or these other persons. This indemnification is required if the general partner or these persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than the general partner) not opposed to, the best interests of NuStar Energy. Indemnification is required for criminal proceedings if the general partner and NuStar GP, LLC or these other persons had no reasonable cause to believe their conduct was unlawful. Thus, the general partner and NuStar GP, LLC could be indemnified for their negligent acts if they met these requirements concerning good faith and the best interests of NuStar Energy.

DESCRIPTION OF NUSTAR LOGISTICS DEBT SECURITIES

        The following description sets forth the general terms and provisions that apply to the debt securities that may be offered by NuStar Logistics. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        The NuStar Logistics debt securities will be either senior debt securities or subordinated debt securities of NuStar Logistics. All debt securities will be unsecured. The NuStar Logistics senior debt securities will have the same rank as all of NuStar Logistics' and NPOP's other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture—Subordinated Debt Securities Subordinated to Senior Debt" below.

        If NuStar Logistics offers senior debt securities, it will issue them under the senior indenture among NuStar Logistics, NuStar Energy, as guarantor, and Wells Fargo Bank, National Association (as successor-in-interest to The Bank of New York), as trustee, dated as of July 15, 2002, as supplemented by a supplemental indenture. If NuStar Logistics offers subordinated debt securities, it will issue them under a subordinated indenture among NuStar Logistics, NuStar Energy, as guarantor, and the trustee. The senior indenture and a form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

        Neither indenture limits the aggregate principal amount of debt securities that NuStar Logistics may issue under that indenture. The debt securities may be issued in one or more series as NuStar Logistics may authorize from time to time. You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities.

Guarantees

        NuStar Logistics' payment obligations under any series of debt securities will be fully and unconditionally guaranteed by NuStar Energy and NPOP, jointly and severally. Each of NuStar Energy and NPOP will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by NuStar Energy and NPOP.

        Pursuant to the guarantees, each of NuStar Energy and NPOP will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against each of NuStar Energy and NPOP without any need to first enforce any debt securities against NuStar Logistics.

        The guarantees of the senior debt securities:

  •
  will be the unsecured and unsubordinated general obligations of NuStar Energy and NPOP; and

  •
  will rank on a parity with all of the other unsecured and unsubordinated indebtedness of NuStar Energy and NPOP.

        If a series of subordinated debt securities is guaranteed by NuStar Energy and NPOP, then the guarantees will be subordinated to the senior debt of NuStar Energy and NPOP, respectively, to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of NuStar Logistics.

Specific Terms of Each Series of NuStar Logistics Debt Securities in the Prospectus Supplement

        NuStar Logistics will prepare a prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered, which will include specific terms relating to such debt securities. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the currency or currencies in which principal and interest will be paid, if not U.S. dollars;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right NuStar Logistics may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate NuStar Logistics to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated indenture; and

  •
  any other terms of the debt securities.

Provisions only in the NuStar Logistics Senior Indenture

  Summary

        The NuStar Logistics senior debt securities will rank equally in right of payment with all other senior and unsubordinated debt of NuStar Logistics and NPOP and senior in right of payment to any subordinated debt (including the subordinated debt securities) of NuStar Logistics and NPOP. The senior indenture contains restrictive covenants, including provisions that:

  •
  limit the ability of NuStar Logistics to put liens on any of its property or assets; and

  •
  limit the ability of NuStar Logistics to sell and lease back its principal assets.

        Subordinated debt securities issued by NuStar Logistics under the subordinated indenture may or may not be subject to similar provisions, as will be specified in the applicable prospectus supplement. NuStar Logistics has described below these provisions and some of the defined terms used in them.

  Limitation on Liens

        The senior indenture provides that NuStar Logistics will not, nor will it permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of its debt or debt of any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

        This restriction does not apply to:

  (1)
  Permitted Liens, as defined below;

  (2)
  any lien upon any property or assets of NuStar Logistics or any subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or provided for pursuant to agreements existing on such date;

  (3)
  any lien upon any property or assets created at the time of acquisition of such property or assets by NuStar Logistics or any subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  (4)
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by NuStar Logistics or any subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

  (5)
  any lien upon any property or assets of a person existing thereon at the time such person becomes a subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a subsidiary;

  (6)
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for any such purpose;

  (7)
  any lien imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which NuStar Logistics or the applicable subsidiary has not exhausted its appellate rights;

  (8)
  any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument creating a lien upon such property or assets permitted by clauses (1) through (7) above;

  (9)
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (8), inclusive, above; provided, however, that the principal amount of debt secured thereby shall not exceed the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided, further, however, that such extension, renewal, refinancing, refunding or replacement lien shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property); or

  (10)
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of NuStar Logistics or any subsidiary.

        Notwithstanding the foregoing, NuStar Logistics may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure its debt or debt of any person (other than the senior debt securities) that is not excepted by clauses (1) through (10), inclusive, above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions, as defined below (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets (as defined below).

        "Permitted Liens" means:

  •
  Liens upon rights-of-way for pipeline purposes created by a person other than NuStar Logistics;

  •
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  •
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

  •
  any lien of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by NuStar Logistics or any subsidiary;

  •
  any lien of, or to secure the performance of, leases, other than capital leases;

  •
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  •
  any lien upon property or assets acquired or sold by NuStar Logistics or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  •
  any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  •
  any lien in favor of NuStar Logistics or any subsidiary;

  •
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by NuStar Logistics or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  •
  any lien securing industrial development, pollution control or similar revenue bonds;

  •
  any lien securing debt of NuStar Logistics or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding senior debt securities under the senior indenture in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding senior debt securities under the senior indenture including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by NuStar Logistics or any subsidiary in connection therewith;

  •
  any lien in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

  •
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  •
  all current liabilities, excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt, and

  •
  the value, net of any applicable amortization, of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets,

all as set forth on the consolidated balance sheet of NuStar Energy for its most recently completed fiscal quarter, prepared in accordance with United States generally accepted accounting principles.

  Restrictions on Sale-Leasebacks

        The NuStar Logistics senior indenture provides that NuStar Logistics will not, and will not permit any subsidiary to, engage in the sale or transfer by NuStar Logistics or any subsidiary of any property or assets to a person (other than NuStar Logistics or a subsidiary) and the taking back by NuStar Logistics or any subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

  (1)
  the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

  (2)
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  (3)
  NuStar Logistics or such subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities issued under the senior indenture; or

  (4)
  NuStar Logistics or such subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of NuStar Logistics, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of NuStar Logistics or its subsidiaries.

        Notwithstanding the foregoing, NuStar Logistics may, and may permit any of its subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, above; provided that the Attributable Indebtedness from the Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt other than the senior debt securities secured by liens upon any property or assets of NuStar Logistics or its subsidiaries not excepted by clauses (1) through (10), inclusive, of the second paragraph of the limitation on liens covenant described above, do not exceed 10% of the Consolidated Net Tangible Assets.

        "Attributable Indebtedness," when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

        "Pari Passu Debt" means any debt of NuStar Logistics, whether outstanding on the date any senior debt securities are issued under the senior indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the senior debt securities.

Provisions Only in the NuStar Logistics Subordinated Indenture

  Subordinated Debt Securities Subordinated to Senior Debt

        The subordinated debt securities will rank junior in right of payment to all of the Senior Debt of NuStar Logistics and NPOP. "Senior Debt" is generally defined to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by NuStar Logistics and NPOP, as applicable, that are not expressly subordinate or junior in right of payment to any other indebtedness of NuStar Logistics or NPOP.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event that NuStar Logistics fails to pay when due any amounts on any Senior Debt and in other instances specified in the subordinated indenture.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Debt that NuStar Logistics may incur.

Consolidation, Merger or Asset Sale

        Pursuant to each of the indentures, NuStar Logistics may not consolidate with or merge into any other entity or sell, lease or transfer its properties and assets as, or substantially as, an entirety to, any entity, unless:

  •
  (a) in the case of a merger, NuStar Logistics is the surviving entity, or (b) the entity formed by such consolidation or into which NuStar Logistics is merged or the entity which acquires by sale or transfer, or which leases, NuStar Logistics' properties and assets as, or substantially as, an entirety expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the applicable indenture and the performance or observance of every covenant of the applicable indenture on the part of NuStar Logistics to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

  •
  the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

  •
  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing under the applicable indenture; and

  •
  NuStar Logistics has delivered to the trustee under the applicable indenture an officers' certificate and an opinion of counsel regarding compliance with the terms of the applicable indenture.

Modification of Indentures

        NuStar Logistics may modify or amend each indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture affected by the modification or amendment consent to it. Without the consent of the holders of each outstanding debt security affected, however, generally no modification may:

  •
  change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

  •
  reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

  •
  change the redemption date for any debt security;

  •
  reduce the principal amount of an original issue discount debt security payable upon acceleration of maturity;

  •
  change the place of payment where any debt security or any premium or interest on any debt security is payable;

  •
  change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  modify the provisions of the applicable indenture in a manner adversely affecting any right to convert or exchange any debt security into another security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the applicable indenture, to waive compliance with certain provisions of the applicable indenture or to waive certain defaults and their consequences; or

  •
  modify any of the above provisions.

        NuStar Logistics may modify or amend each indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to provide for the assumption of obligations of NuStar Logistics under such indenture and the debt securities issued thereunder by a successor;

  •
  to provide for the assumption of NuStar Energy's guarantee under such indenture by a successor;

  •
  to add covenants and events of default or to surrender any rights NuStar Logistics has under such indenture;

  •
  to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture—Limitations on Liens;"

  •
  to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

  •
  to supplement such indenture in order to establish a new series of debt securities under such indenture;

  •
  to provide for successor trustees;

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for uncertificated securities in addition to certificated securities;

  •
  to supplement any provision of such indenture necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder so long as that action does not adversely affect the interests of the holders of any outstanding debt securities issued thereunder;

  •
  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities issued thereunder may be listed or traded; and

  •
  to qualify such indenture under the Trust Indenture Act.

        The holders of a majority in principal amount of the outstanding debt securities of any series issued under either of the indentures may waive past defaults, with respect to such series, under such indenture. The holders of a majority in principal amount of the outstanding debt securities of all affected series issued under either of the indentures (voting as one class) may waive compliance by NuStar Logistics with its covenants with respect to the debt securities of those series. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

        "Event of Default" when used in each indenture, means any of the following with respect to debt securities of any series:

  •
  failure to pay interest on any debt security of that series for 30 days;

  •
  failure to pay the principal of or any premium on any debt security of that series when due;

  •
  failure to perform any other covenant or warranty in such indenture (other than a term, covenant or warranty a default in whose performance or whose breach is elsewhere in this event of default section specifically dealt with or which has expressly been included in the applicable indenture solely for the benefit of a series of debt securities other than that series) that continues for 60 days after written notice is given to NuStar Logistics by the trustee or to NuStar Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

  •
  failure to pay any indebtedness of NuStar Logistics for borrowed money in excess of $25 million, whether at final maturity (after the expiration of any applicable grace periods) or upon acceleration of the maturity thereof, if such indebtedness is not discharged, or such acceleration is not annulled, within 10 days after written notice is given to NuStar Logistics by the trustee or to NuStar Logistics and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of the series, specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the applicable indenture;

  •
  certain events of bankruptcy, insolvency or reorganization of NuStar Logistics; or

  •
  any other Event of Default with respect to debt securities of that series included in such indenture or supplemental indenture.

        The subordination provisions of the subordinated indenture do not affect the obligation of NuStar Logistics, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, such subordination provisions do not prevent the occurrence of any default under the subordinated indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under either indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of (or, if any of the debt securities of that series are original issue discount debt securities, the portion of the principal specified in the terms of those securities), and accrued but unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind the declaration. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the entire principal of all the outstanding notes shall be due and payable immediately without further action or notice.

        Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Registration of Debt Securities

        NuStar Logistics may issue debt securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

        Unless the prospectus supplement for each issuance of debt securities states otherwise, the debt securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

        Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the general partner of NuStar Logistics and its directors, officers, employees and stockholders (in their capacity as such) will not have any liability for NuStar Logistics' obligations under the indentures or the debt securities. In addition, NuStar GP, LLC, the general partner of NuStar Energy's general partner, and the directors, officers, employees and members of NuStar GP, LLC will not have any liability for NuStar Energy's or NPOP's obligations as a guarantor under the indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by NuStar Logistics and specified in a prospectus supplement.

        Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by NuStar Logistics for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent NuStar Logistics designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. NuStar Logistics will not charge a service charge for any registration of transfer or exchange of the debt securities. NuStar Logistics may, however, require the payment of any tax or other governmental charge payable for that registration.

        NuStar Logistics will appoint the trustee under each indenture as security registrar for the debt securities issued under that indenture. NuStar Logistics is required to maintain an office or agency for transfers and exchanges in each place of payment. NuStar Logistics may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, NuStar Logistics will not be required:

  •
  to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  •
  to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security NuStar Logistics is redeeming in part.

Discharging NuStar Logistics' Obligations

        NuStar Logistics may choose to either discharge its obligations on the debt securities of any series in a legal defeasance, or to release itself from its covenant restrictions on the debt securities of any series in a covenant defeasance. NuStar Logistics may do so at any time on the 91st day after it deposits with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due on the stated maturity date or a redemption date of the debt securities of the series. If NuStar Logistics chooses the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

        NuStar Logistics may discharge its obligations under the indentures or release itself from covenant restrictions only if it meets certain requirements. Among other things, NuStar Logistics must deliver to the trustee an opinion of its legal counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or change in federal income tax law. NuStar Logistics may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of its agreements. The discharge may not result in NuStar Logistics becoming an investment company in violation of the Investment Company Act of 1940.

The Trustee

  Resignation or Removal of Trustee

        Under provisions of the indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture. NuStar Logistics may appoint a separate trustee for any series of debt securities. The term "trustee" refers to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

  Limitations on Trustee if it is a Creditor of NuStar Logistics

        There are limitations on the right of the trustee, in the event that it becomes a creditor of NuStar Logistics, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Annual Trustee Report to Holders of Debt Securities

        The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

  Certificates and Opinions to be Furnished to Trustee

        Every application by NuStar Logistics for action by the trustee shall be accompanied by a certificate of certain of NuStar Logistics' officers and an opinion of counsel (who may be NuStar Logistics' counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by NuStar Logistics.

DESCRIPTION OF NPOP DEBT SECURITIES

        The following description sets forth the general terms and provisions that apply to the debt securities that may be offered by NPOP. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

        The senior debt securities that may be offered by NPOP will be issued under an indenture, dated February 21, 2001, between NPOP and Wells Fargo Bank, National Association (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the supplemental indentures thereto (the "Senior Indenture"). If NPOP issues one or more series of senior debt securities, the terms of the senior debt securities will include those expressly set forth in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act of 1939, as amended. If NPOP issues one or more series of subordinated debt securities, it will issue them under a separate indenture containing subordination provisions (the "Subordinated Indenture"). The Senior Indenture and the form of the Subordinated Indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

        You should read the indentures for provisions that may be important to you because the indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which a series of debt securities is issued.

General

        Neither indenture limits the amount of debt securities that may be issued thereunder. Debt securities may be issued under the indentures from time to time in separate series, each up to the aggregate amount authorized for such series.

Guarantees

        NPOP's payment obligations under any series of debt securities will be fully and unconditionally guaranteed by NuStar Energy and NuStar Logistics, jointly and severally. Each of NuStar Energy and NuStar Logistics will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantees by NuStar Energy and NuStar Logistics.

        Pursuant to the guarantees, each of NuStar Energy and NuStar Logistics will guarantee the due and punctual payment of the principal of, and interest and premium, if any, on, the debt securities of a particular series, when the same shall become due, whether by acceleration or otherwise. The guarantees will be enforceable against NuStar Energy and NuStar Logistics without any need to first enforce any debt securities against NPOP.

        The guarantees of the senior debt securities:

  •
  will be the unsecured and unsubordinated general obligations of NuStar Energy and NuStar Logistics; and

  •
  will rank on a parity with all of the other unsecured and unsubordinated indebtedness of NuStar Energy and NuStar Logistics.

        If a series of NPOP subordinated debt securities is guaranteed by NuStar Energy and NuStar Logistics, then the guarantees will be subordinated to the senior debt of NuStar Energy and NuStar Logistics, respectively, to substantially the same extent as the series of subordinated debt securities is subordinated to the senior debt of NPOP.

Specific Terms of Each Series of NPOP Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture (or a resolution of the Board of Directors of NuStar GP, LLC and accompanying officers' certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate NPOP to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At the option of NPOP, we may make interest payments, by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by NPOP for such purposes, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to NPOP, and the holders of the debt securities must thereafter look only to NPOP for payment thereof.

Covenants

        A series of NPOP debt securities may contain certain financial and other covenants applicable to NPOP and the subsidiaries of NPOP. A description of any such affirmative and negative covenants will be contained in the prospectus supplement applicable to such series.

The Trustee

        We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to any such series of debt securities.

        We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Events of Default

        Each of the following will be an "Event of Default" under the indentures with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due, continued for 60 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by NPOP for 60 days after NPOP's receipt of notice from the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series to comply with the other agreements contained in the Indenture, any supplement to the indentures or any board resolution authorizing the issuance of that series; or

  •
  certain events of bankruptcy, insolvency or reorganization of NPOP.

        If an Event of Default occurs and is continuing, the Trustee by notice to NPOP, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to NPOP and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest will be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the indentures relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indentures at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indentures or any series of the debt securities unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series of debt securities is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the indentures or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indentures provide that if an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Event of Default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as the committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 4 months after the end of each fiscal year, a compliance certificate indicating we have complied with all covenants contained in the indentures or whether any default or Event of Default has occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default, its status and what action we are taking or propose to take with respect to the default.

Amendments and Waivers

        Modifications and amendments to the indentures may be made by NPOP and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the indentures (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

  •
  reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed under an optional redemption or any similar provision;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities;

  •
  waive a redemption payment with respect to a debt security other than as required by a covenant in the applicable supplemental indenture;

  •
  except as permitted under the indentures or any supplemental indenture, with respect to debt securities that are guaranteed, release any guarantor from its obligations under the indentures or supplemental indenture or under its guarantee or change any guarantee in any manner that would adversely affect the rights of holders of those debt securities; or

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by NPOP with certain restrictive provisions of the indentures. Subject to certain rights of the Trustee as provided in the indentures, the holders of a majority in aggregate principal amount of debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the indentures (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indentures cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

        Without the consent of any holder, we and the Trustee may, among other things, amend the indentures to:

  •
  cure any ambiguity, defect, omission, error or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of NPOP under the indentures;

  •
  make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indentures under the Trust Indenture Act; or

  •
  add any additional Events of Default.

        The consent of the holders is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indentures becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        At any time we may terminate the obligations of NPOP under a series of debt securities and the indentures in a "legal defeasance." If we choose to terminate the obligations of NPOP in a legal defeasance, the holders of the debt securities of the series will not be entitled to the benefits of the related indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. At any time we may terminate the obligations of NPOP under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series (other than as described in such prospectus supplement) in a "covenant defeasance."

        We may exercise NPOP's legal defeasance option notwithstanding NPOP's prior exercise of NPOP's covenant defeasance option. If we exercise NPOP's legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise NPOP's covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under "Events of Default" above.

        In order to exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be (a "defeasance trust") and must comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

        Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the prospectus supplement relating to such series. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of the indebtedness of NPOP that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money borrowed by NPOP including any guarantee of a NPOP debt security by NuStar Energy or NuStar Logistics, provided that these obligations are not expressed to be subordinate or junior in right of payment to any of the other indebtedness of NPOP.

        Upon any payment or distribution of NPOP's assets or upon a total or partial liquidation or dissolution of NPOP, or in a bankruptcy, receivership or similar proceeding relating to NPOP, the holders of Senior Indebtedness of NPOP shall be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness.

        We may not make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by NPOP's delivery of subordinated debt securities to the Trustee in satisfaction of NPOP's sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which, unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, will include indebtedness for borrowed money under a bank credit agreement ("Bank Indebtedness") and any other specified issue of Senior Indebtedness of at least $100 million or other indebtedness of borrowed money that we may designate). During the continuance of any default (other than a default described in clause (a) or (b) above), with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period, the "Payment Blockage Period," commencing on the receipt by NPOP and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, a "Blockage Notice." The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and to NPOP from the person or persons who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of Senior Indebtedness shall have accelerated the maturity thereof, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        By reason of the subordination, in the event of insolvency, the creditors of NPOP who are holders of Senior Indebtedness, as well as certain of the general creditors of NPOP, may recover more, ratably, than the holders of the subordinated debt securities.

Governing Law

        The indentures provide that they and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SECURITIES

        Unless otherwise specified in the applicable prospectus supplement, NuStar Energy, NuStar Logistics or NPOP, as the case may be, will issue to investors securities, other than NuStar Energy common units, in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be The Depository Trust Company, also referred to as DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

        No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

        DTC has informed us that it is:

  •
  a limited-purpose trust company organized under New York banking laws;

  •
  a "banking organization" within the meaning of the New York banking laws;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the Securities Exchange Act of 1934.

        DTC has also informed us that it was created to:

  •
  hold securities for "participants"; and

  •
  facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

        Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

        Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

        Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

        According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

        Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered;

  •
  we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable; or

  •
  in the case of debt securities, an event of default with respect to the applicable series of debt securities has occurred and is continuing.

        Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

        If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

        Except as described above:

  •
  a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

  •
  DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

        None of us, the trustee, any registrar and transfer agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

 MATERIAL TAX CONSEQUENCES

        This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us," "we" or "NuStar Energy" are references to NuStar Energy L.P.

        The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

        No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes or any matter affecting prospective unitholders. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the refining, processing, transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status as a partnership for federal income tax purposes. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating partnerships will be disregarded as entities separate from us or classified as partnerships for federal income tax purposes.

        In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

  (a)
  Neither we nor our operating partnerships have elected nor will elect to be treated as a corporation; and

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax bases of our assets at that time. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The discussion below is based on Andrews Kurth LLP's opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of NuStar Energy will be treated as partners of NuStar Energy for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of NuStar Energy for federal income tax purposes.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Items of our income, gain, loss or deduction are not reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in NuStar Energy for federal income tax purposes. The references to "unitholders" in the discussion that follows are to persons who are treated as partners in NuStar Energy for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our non-recourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by (i) any portion of that basis representing amounts other than were protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder's salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." These allocations are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity." The effect of these allocations to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax basis of Contributed Property was equal to its fair market value at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, "reverse Section 704(c) allocations," similar to the Section 704(c) allocations described above, will be made to all persons who are holders of partnership interests immediately prior to such other transaction to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) to eliminate the Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Andrews Kurth LLP is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election," "—Uniformity of Units" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal United States federal income tax rate applicable to ordinary income of individuals is 35% and the maximum United States federal income tax rate for net capital gains of an individual is 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time. The recently enacted Health Care and Education Reconciliation Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. The tax will be imposed on the lesser of (i) the unitholder's net income from all investments, and (ii) the amount by which the unitholder's adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly) or $200,000 (if the unitholder is unmarried).

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read "—Uniformity of Units."

        Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us immediately prior to the time we issue units in an offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in-service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our non-recourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted relief from the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the fiscal year notwithstanding that two partnership tax years result from the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders.

        Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a U.S. trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the U.S. by virtue of the ownership of the common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or other disposition of the common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

        The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a one percent profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

        (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

        (b)   a statement regarding whether the beneficial owner is:

          1.     a person that is not a U.S. person;

          2.     a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

          3.     a tax-exempt entity;

        (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

        (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority"; or

        (2)   as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," but we believe we are not a tax shelter.

        A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts.

        No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or a "transaction of interest" or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

        Registration as a Tax Shelter.    We registered as a "tax shelter" under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term "tax shelter" has a different meaning for this purpose than under the penalty rules described above at "—Accuracy-Related Penalties."

State, Local, Foreign and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. Although you may not be required to file a return and pay taxes in some jurisdictions if your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign tax returns, as well as U.S. federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

 INVESTMENT IN NUSTAR ENERGY BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

        The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

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  the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

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  the entity is an "operating company,"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

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  less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

        Our assets should not be considered "plan assets" under these regulations because the investment in our common stock will satisfy the requirements in the first bullet point above.

        Plan fiduciaries contemplating a purchase of common stock should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

 LEGAL MATTERS

        The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements of NuStar Energy L.P. as of December 31, 2009, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, and the balance sheets of NuStar GP Holdings, LLC as of December 31, 2009 and 2008, included as Exhibit 99.02 to NuStar Energy L.P.'s Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$350,000,000

NuStar Logistics, L.P.

7.625% Fixed-to-Floating Rate Subordinated Notes due 2043
Unconditionally and Irrevocably Guaranteed
by NuStar Energy L.P. and NuStar Pipeline Operating Partnership, L.P.

PROSPECTUS SUPPLEMENT

January 14, 2013

Joint Book-Running Managers

CITIGROUP
RBC CAPITAL MARKETS
UBS INVESTMENT BANK
WELLS FARGO SECURITIES

Senior Co-Managers

BARCLAYS
CREDIT SUISSE
DEUTSCHE BANK SECURITIES
J.P. MORGAN SECURITIES LLC
RAYMOND JAMES
STIFEL, NICOLAUS WEISEL

Co-Managers

BB&T CAPITAL MARKETS
BNP PARIBAS
COMERICA SECURITIES
GOLDMAN, SACHS & CO.
MLV & CO.
PNC CAPITAL MARKETS LLC